Exhibit 10.4

EXECUTION

AMENDED AND RESTATED

TERM LOAN CREDIT AGREEMENT

dated as of February 12, 2015

among

RENTECH NITROGEN HOLDINGS, INC.,

as Borrower,

and

the Lenders party hereto,

and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent

i

ARTICLE VI. EVENTS OF DEFAULT		62

6.01	Events of Default	62

ARTICLE VII. ADMINISTRATIVE AGENT		65

7.01	Appointment and Authority	65
7.02	Rights as a Lender	66
7.03	Exculpatory Provisions	66
7.04	Reliance by Administrative Agents	67
7.05	Delegation of Duties	67
7.06	Resignation of Administrative Agent	67
7.07	Non-Reliance on Administrative Agent and Other Lenders	68
7.08	No Other Duties	68
7.09	Administrative Agent May File Proofs of Claim	69

ARTICLE VIII. MISCELLANEOUS		69

8.01	Amendments, Etc.	69
8.02	Notices; Effectiveness; Electronic Communications	70
8.03	No Waiver; Remedies	72
8.04	Costs and Expenses; Indemnification; Damage Waiver	73
8.05	Payments Set Aside	74
8.06	Assignments and Participations	75
8.07	Governing Law; Submission to Jurisdiction	78
8.08	Severability	79
8.09	Counterparts; Integration; Effectiveness; Electronic Execution; Securities Contract	79
8.10	Survival of Representations	80
8.11	Interest Rate Limitation	80
8.12	Confidentiality	80
8.13	No Advisory or Fiduciary Relationship	81
8.14	Right of Setoff	82
8.15	Headings Descriptive	82
8.16	USA PATRIOT Act Notice	82
8.17	Entire Agreement	83

ii

SCHEDULES

Schedule I	Lender Information
Schedule II	Subsidiaries of Borrower
Schedule III	Deferred Conditions

EXHIBITS

Exhibit A	Form of Amended and Restated Pledge Agreement
Exhibit B	Reserved
Exhibit C	Form of Amended and Restated Guaranty Agreement
Exhibit D	Form of Amended and Restated Issuer Acknowledgment
Exhibit E	Form of Assignment and Assumption Agreement
Exhibit F	Form of Loan Notice
Exhibit G-1	Form of U.S. Tax Compliance Certificate
Exhibit G-2	Form of U.S. Tax Compliance Certificate
Exhibit G-3	Form of U.S. Tax Compliance Certificate
Exhibit G-4	Form of U.S. Tax Compliance Certificate
Exhibit H	Form of Pledge Agreement (Other Equity)
Exhibit I	Form of Security Agreement
Exhibit J	Form of Perfection Certificate
Exhibit K	Form of BMO Intercreditor Agreement

iii

AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT

This AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT, dated as of February 12, 2015, among RENTECH NITROGEN HOLDINGS, INC., a Delaware corporation (“Borrower”), the Lenders (defined below), and CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Administrative Agent.

Borrower is party to the Original Credit Agreement (as defined below) with the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent;

Borrower, the Lenders and Administrative Agent have, subject to the terms and conditions set forth herein, agreed to amend and restate the Original Credit Agreement as provided in this Agreement;

It is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Original Credit Agreement or evidence repayment of any such obligations and liabilities and that this Agreement amend and restate in its entirety the Original Credit Agreement and re-evidence the obligations of Borrower outstanding thereunder;

In consideration of the above premises, Borrower, each Lender and Administrative Agent agree that on the Restatement Effective Date (as defined below) the Original Credit Agreement shall be amended and restated in its entirety as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01    Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Administrative Agent” means Credit Suisse AG, Cayman Islands Branch, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Administrative Agent’s address as set forth in Section 8.02, or such other address as Administrative Agent may from time to time notify to Borrower and Lenders.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided that unless expressly stated otherwise, in no event will a reference to an “Affiliate” of Borrower be deemed to refer to Issuer and in no event will a reference to an “Affiliate” of Issuer be deemed to refer to Borrower.

“Agency Fee” has the meaning specified in Section 2.06(a).

“Aggregate Commitments” means, at any time, the sum of the Commitments, at such time, of all Lenders. As of the Restatement Effective Date, the Aggregate Commitments are $113,000,000.

“Aggregated Person” means, with respect to Borrower, any Person with whom Borrower is required to aggregate Borrower’s sale of any Underlying Equity under Rule 144, other than any Lender Party (or any Affiliate thereof) and other than any pledgee or purchaser with whom aggregation would not be required pursuant to Rule 144(e)(3)(ii).

“Agreement” means this Amended and Restated Term Loan Credit Agreement.

“Applicable Rate” means, for any Interest Period, the greater of (a) the Eurodollar Rate for such Interest Period plus the Applicable Spread, and (b) 1.00% plus the Applicable Spread.

“Applicable Spread” means (i) with respect to any Tranche A Loan, 7.00% per annum and (ii) with respect to any Tranche B Loan or Tranche C Loan, 9.00% per annum.

“Asset Sale” means any Disposition, whether in a single transaction or a series of related transactions, of property or assets of Parent Guarantor or its Subsidiaries (other than any Issuer Entity), including any Disposition by means of a merger, consolidation or similar transaction, provided that “Asset Sale” shall not include (a) any single transaction or series of related transactions that involves assets having a fair market value or that results in generating Net Cash Proceeds, in either case, of less than $2,000,000, (b) any Disposition of inventory in the ordinary course of business, and (c) any Disposition of damaged, worn-out or obsolete assets in the ordinary course of business.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 8.06), and accepted by Administrative Agent, in substantially the form of Exhibit E or any other form approved by Administrative Agent.

“Atikokan Facility” means the wood pellets facility owned by RTK WP2 Canada, ULC and located in the city of Atikokan, Ontario, Canada.

“Availability Period” means the period beginning on the Restatement Effective Date and ending on the first anniversary of the Restatement Effective Date.

“Bankruptcy Code” means the Federal Bankruptcy Code of 1978, Title 11 of the United States Code, as amended from time to time.

“BMO Intercreditor Agreement” means the Intercreditor Agreement executed by the Administrative Agent, the Bank of Montreal acting through its Chicago Branch, and Parent Guarantor, substantially in the form of Exhibit K with such changes therein as may be required by the Administrative Agent, the Required Lenders and the other parties thereto.

“Borrower” has the meaning specified in the preamble hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City, New York, and, if such day relates to any Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Canadian Pledge Agreement” means that certain Canadian Pledge Agreement, dated as of the Restatement Effective Date, executed by the Loan Parties party thereto from time to time for the benefit of the Secured Parties.

“Canadian Security Agreement” means that certain Canadian Security Agreement, dated as of the Restatement Effective Date, executed by the Loan Parties party thereto from time to time for the benefit of the Secured Parties.

“Cash” means all cash in Dollars at any time and from time to time deposited in the Collateral Account to the extent that (a) it is not being used to satisfy any margin requirements (other than in connection with this Agreement) and (b) it is not subject to any Liens other than Permitted Liens.

“Cash Equivalents” means negotiable debt obligations issued by the U.S. Treasury Department (excluding derivatives of such securities and inflation-linked securities) having a remaining term to maturity of less than one year.

“Change in Law” means the occurrence, after the Original Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means:

(a)       any “person” or “group” (other than any Loan Party) becomes the “beneficial owner” of any of Borrower’s Equity Interests (all within the meaning of Section 13(d) of the Exchange Act);

(b)       any “person” or “group” becomes the “beneficial owner” of more than 50% of Parent Guarantor’s common Equity Interests (all within the meaning of Section 13(d) of the Exchange Act);

(c)       the sale, transfer, lease or other disposition, in one or a series of related transactions, of assets (including Equity Interests in any Subsidiary of Parent Guarantor) comprising a majority (measured based on the book value of such assets as reflected in the most recent publicly reported consolidated balance sheet of Parent Guarantor) of the assets of the wood fibre, wood pellet and related businesses of Parent Guarantor and its Subsidiaries, but excluding any sale in a public offering of limited partner interests or other Equity Interests in any Subsidiary of Parent Guarantor in such business so long as Parent Guarantor, directly or indirectly, owns a majority of the voting and economic interests in the general partner, manager or similar governing entity of such Subsidiary;

(d)       any sale, transfer, conveyance, encumbrance (other than Liens created by the Loan Documents) or other disposition by any Loan Party of any Stock of Issuer constituting Collateral to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than one or more Loan Parties;

(e)       the issuance by Issuer of any Stock to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than equity compensation issued by the Issuer in the ordinary course of business); provided that a one-time Stock issuance by Issuer, not to exceed 2,000,000 units in the aggregate, will not be a “Change of Control” if the board of directors of Issuer GP determines in good faith (after consultation with its outside legal counsel) that the failure to make such Stock issuance is inconsistent with the directors’ fiduciary duties under applicable law as modified by the limited partnership agreement of the Issuer;

(f)        the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Issuer and its Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than any Loan Party; provided that this clause (f) shall not be applicable to Rentech Nitrogen Pasadena, LLC;

(g)       any merger or consolidation of Issuer or any Subsidiary of Issuer with or into any other Person other than any merger or consolidation of (i) any Subsidiary of Issuer into Issuer where Issuer is the surviving entity or (ii) any Subsidiary of Issuer into any other Subsidiary of Issuer where the surviving entity remains a Subsidiary of Issuer, provided that this clause (g) shall not be applicable to Rentech Nitrogen Pasadena, LLC;

(h)       the adoption of a plan relating to the liquidation or dissolution of Issuer;

(i)        any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than any Loan Party, becomes the “beneficial owner” (within the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of any Voting Stock of Issuer;

(j)        the majority of the board of directors of Borrower or Issuer GP shall cease to consist of directors appointed by Parent Guarantor; or

(k)       Parent Guarantor no longer owns, directly or indirectly, and free and clear of all Liens (other than Liens created by the Loan Documents), 100% of the Equity Interests of Issuer GP.

“Chilean Pledge Agreement” means that certain pledge agreement to be executed by Fulghum Fibres, Inc. pledging certain of its equity interests in Fulghum Fibres Chile S.A. for the benefit of the Secured Parties in form and substance satisfactory to the Administrative Agent and the Required Lenders.

“Collateral” means all property and interests in property of the Loan Parties now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Account” means, collectively, the accounts of Borrower established and maintained by Custodian, including any subaccount, substitute, successor or replacement account, pursuant to the Loan Documents.

“Collateral Shares” means, at any time, the units of the Underlying Equity pledged to the Lender Parties and credited to the Collateral Account at such time to secure the Obligations.

“Collateral Shares Price” means (i) as of the Restatement Effective Date, the volume weighted average price for Collateral Shares on the New York Stock Exchange for the sixty trading day period ending four (4) Business Days immediately preceding such date and (ii) as of any date after the Restatement Effective Date (such date, the “determination date”), the lesser of (x) the volume weighted average price for Collateral Shares on the New York Stock Exchange for the sixty trading day period ending two (2) Business Days immediately preceding the determination date and (y) the closing price for the Collateral Shares on the New York Stock Exchange on the second Business Day immediately preceding the determination date, provided that the Collateral Shares Price determined pursuant to this clause (ii) shall be zero if, as of the determination date, the Issuer has been delisted from the New York Stock Exchange, trading in the Collateral Shares on the New York Stock Exchange has been suspended, or it is otherwise impracticable to determine the trading price of the Collateral Shares as of the determination date.

“Commitment” means, as to each Lender, its obligation to make Loans to Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the sum of (x) the outstanding amount of its Tranche A Loans on the Restatement Effective Date, (y) its Tranche B Commitment, and (z) its Tranche C Commitment.

“Constituent Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means that certain Collateral Account Control Agreement, dated as of April 11, 2014, executed by Borrower, Administrative Agent and Custodian.

“Custodian” means The Bank of New York Mellon.

“Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any Swap Agreement; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days after the date on which such trade account payable was created); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) capital lease and synthetic lease obligations; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the swap termination value thereof as of such date. The amount of any capital lease or synthetic lease obligation as of any date shall be deemed to be the amount of debt in respect thereof as of such date determined in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (i) with respect to the principal amount of any Loan, an interest rate equal to the sum of (a) the Applicable Rate for such Loan plus (b) 2% per annum, (ii) with respect to any interest, fee or other amount payable hereunder directly relating to a Tranche A Loan, an interest rate equal to the sum of (a) the Applicable Rate for Tranche A Loans plus (b) 2% per annum, and (iii) with respect to any other interest, fee or other amount payable hereunder or under any other Loan Document, an interest rate equal to the sum of (a) the Applicable Rate for Tranche B Loans and Tranche C Loans plus (b) 2% per annum.

“Deferred Conditions” has the meaning specified in Section 3.03.

“Deferred Conditions Satisfaction Date” means the date on which all Deferred Conditions have been satisfied (or, if not satisfied, waived, with the written consent of the Required Lenders).

“Disposition” mean with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$” mean the lawful money of the United States.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, whether economic or non-economic, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code and Section 302 of ERISA).

“ERISA Event” means (i) any reportable event as defined in Section 4043(c) of ERISA, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Pension Plan; (ii) any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Internal Revenue Code or Section 302 of ERISA) or the filing of an application for waiver of the minimum funding standards under Section 412(c) of the Internal Revenue Code or Section 302(c) of ERISA; (iv) the failure to make by its due date any required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or to make any required contributions to a Multiemployer Plan; (v) the incurrence by Borrower or, to the Borrower’s Knowledge, any ERISA Affiliate of any liability under Title IV of ERISA with respect to (a) the termination of any Pension Plan or (b) the complete withdrawal or partial withdrawal (within the meaning of Sections 4241 or 4245 of ERISA, respectively) of Borrower or any ERISA Affiliate from any Multiemployer Plan; (vi) any Pension Plan is in “at risk” status (within the meaning of Section 430(i) of the Internal Revenue Code or Section 303(k) of ERISA) or a Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA or in endangered or critical status (within the meaning of Section 432(b) of the Internal Revenue Code or Section 305 of ERISA); (vii) the receipt by the Borrower or, to the Borrower’s Knowledge, by any ERISA Affiliate, from the PBGC or a plan administrator of any notice of intent to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Sections 4041 or 4042 of ERISA or of any notice from a Multiemployer Plan that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA, (viii) the occurrence of an act or omission which would reasonably be expected to give rise to the imposition of material fines, penalties or taxes under Chapter 43 of the Internal Revenue Code or under Sections 406, 409, 502 or 4071 of ERISA (other than for PBGC premiums due but not delinquent under Section 4007 of ERISA); or (ix) receipt by Borrower or, to the Borrower’s Knowledge, by any ERISA Affiliate of notice from the Internal Revenue Service of the failure of any Plan intended to be qualified under Section 401(a) of the Internal Revenue Code to so qualify or that the trust forming part of any such Plan fails to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code.

“Eurodollar Rate” shall mean with respect to each Interest Period, a rate of interest per annum equal to the offered rate for deposits of Dollars for a 3-month period at or about 11:00 a.m. (London time) on the second Business Day prior to the commencement of such Interest Period (the “Interest Determination Date”) as is displayed on Reuters Screen LIBOR01 Page (or on any successor or substitute page on such screen or any other service selected by Administrative Agent for the purpose of displaying such rates), provided that if on such Interest Determination Date no such rate is so displayed, the Eurodollar Rate for such period shall be determined by reference to such other comparable publicly available service for displaying interest rates applicable to Dollars deposits in the London interbank market as may be selected by Administrative Agent, in each case divided (and rounded upward to four decimal places) by a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves required by applicable Law) applicable to any member bank of the Federal Reserve System in respect of eurocurrency funding or liabilities as defined in Regulation D issued by the Federal Reserve System (or any successor category of liabilities under Regulation D).

“Events of Default” has the meaning specified in Section 6.01.

“Exchange” means The New York Stock Exchange.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Taxes” means, with respect to any Lender Party or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) Taxes imposed on or measured by its net income (however denominated), branch profit Taxes and franchise Taxes imposed on it (in lieu of net income Taxes) (i) by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) that are Other Connection Taxes, (b) any United States federal withholding Tax that is required to be imposed on amounts payable to such Lender Party or other recipient with respect to an applicable interest in a Loan or Commitment pursuant to the Laws in force at the time such Person acquires such interest in the Loan or Commitment (or, in the case of a Lender, designates a new Lending Office), except, in the case of a Lender, to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding Tax pursuant to Section 2.08, (c) any Taxes attributable to such Person’s failure to comply with Section 2.08(e), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Transfer Restrictions” means transfer restrictions to which the Underlying Equity is subject arising solely from (a) the fact that Borrower is an “affiliate,” within the meaning of Rule 144, of Issuer and/or (b) the fact that the Underlying Equity was acquired from Issuer in a transaction not involving a public offering.

“Extraordinary Proceeds” means Net Cash Proceeds received by Parent Guarantor or its Subsidiaries (other than by any Issuer Entity) from an Extraordinary Proceeds Event, provided that if such Extraordinary Proceeds Event is an Asset Sale such Net Cash Proceeds shall be calculated net of prepayments the applicable Subsidiary is required to make pursuant to the terms of Debt documentation applicable to such Subsidiary and listed on Schedule 8(d) to the Guaranty Agreement.

“Extraordinary Proceeds Event” means any (i) Asset Sale, (ii) incurrence of Debt by Parent Guarantor or its Subsidiaries (other than by any Issuer Entity) (provided that “Extraordinary Proceeds Event” shall not include the incurrence of any Debt permitted by Section 8(d) of the Guaranty Agreement and any Debt incurred under any Ontario Pellets Working Capital Credit Facility), (iii) consummation of any transaction (whether or not constituting an incurrence of Debt) relating to any Specified Property (or any Subsidiary of Parent Guarantor that owns such property) resulting in proceeds from the monetization of cash flows or receivables, including any sale of receivables, securitization of receivables, or similar transaction, and (iv) with respect to any joint venture formed by Borrower or any Affiliate thereof (other than any Issuer Entity) involving wood pellet or wood fiber operations, payments of Cash by such joint venture (a) in consideration of the sale, contribution or other transfer of assets or property of Borrower or such Affiliate to the joint venture or (b) utilizing, directly or indirectly, the proceeds of any incurrence of Debt.

“Facility” means the credit facilities contemplated by this Agreement.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Administrative Agent, on such day on such transactions as determined by Administrative Agent.

“Federal Reserve System” means the Board of Governors of the Federal Reserve System of the United States.

“Fiscal Quarter” means any of the quarterly accounting periods of the Ontario Pellets Entities, ending on March 31, June 30, September 30 and December 31 of each year.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Funding Date” means (i) with respect to any Tranche A Loan, the Original Funding Date and (ii) with respect to any Tranche B Loan or Tranche C Loan, the date funds constituting such Loan are provided to Borrower or Borrower’s account.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Entity” means Parent Guarantor and each Subsidiary thereof.

“Group Entity Acknowledgments” means, collectively, each Acknowledgment, dated as of the Restatement Effective Date or thereafter, executed by the applicable Group Entity and each other applicable entity from time to time, in each case pursuant to the Pledge Agreement (Other Equity) or the Canadian Pledge Agreement.

“Guarantor” means Parent Guarantor and any other Group Entity party to the Guaranty Agreement.

“Guaranty” by any Person means any obligation of such Person guaranteeing or in effect guaranteeing any Debt of another Person, including, but not limited to, any obligation of such Person to purchase or pay (or supply advance funds for the purchase or payment of) such Debt (whether arising by virtue of a partnership agreement, agreement to keep-well, to purchase property or assets or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or any obligation incurred for the purpose of assuring the holder of such Debt of the payment thereof in whole or in part; provided that the term “Guaranty” shall not include any endorsement of an instrument for deposit or collection in the ordinary course of business.

“Guaranty Agreement” means that certain Amended and Restated Guaranty Agreement, dated as of the Restatement Effective Date, executed by each Guarantor in favor of Administrative Agent for the benefit of the Lender Parties, in the form of Exhibit C hereof.

“Hold Amount” means, as to any Lender at any time, the Commitments of such Lender at such time or, if the Commitments of such Lender or the Availability Period have been terminated or expired, then the Hold Amount of such Lender shall be determined based on the Loan Amount held by such Lender at such time.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payments made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 8.04(b).

“Information” has the meaning specified in Section 8.12.

“Interest Period” means, (i) with respect to any Tranche A Loan, as applicable, (x) for the period commencing on the Restatement Effective Date and ending on the last Business Day of the calendar quarter in which the Restatement Effective Date occurs, the Interest Period (as defined in the Original Credit Agreement) in effect under the Original Credit Agreement immediately prior to giving effect to the transactions occurring on the Restatement Effective Date and (y) each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last Business Day of the calendar quarter or, if earlier, the Stated Maturity Date; and (ii) with respect to any Tranche B Loan or Tranche C Loan, as applicable, (x) the Interest Period that is in effect on the Funding Date of such Tranche B Loan or Tranche C Loan for Tranche A Loans outstanding on such Funding Date and (y) each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last Business Day of the calendar quarter or, if earlier, the Stated Maturity Date; provided, however, that in the case of clauses (i) and (ii), no Interest Period shall extend beyond the Stated Maturity Date.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986.

“Issuer” means Rentech Nitrogen Partners, L.P., a Delaware limited partnership (ticker RNF).

“Issuer Acknowledgment” means the Amended and Restated Issuer Acknowledgment, dated as of the Restatement Effective Date, executed by Issuer in favor of Administrative Agent, in the form of Exhibit D.

“Issuer Entities” means Issuer and the Subsidiaries of Issuer, and “Issuer Entity” means any such Person.

“Issuer GP” means Rentech Nitrogen GP, LLC, a Delaware limited liability company, for so long as it owns the general partner interest of Issuer, and thereafter any other Person that owns the general partner interest of Issuer.

“Law” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each Lender listed on the signature pages of this Agreement and any other Person that becomes a Lender pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lender Party” means any Lender, Custodian or Administrative Agent, and “Lender Parties” means all of such Persons, in each case including their successors and nominees.

“Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify in writing to Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any Tranche A Loan, Tranche B Loan or Tranche C Loan, as the case may be.

“Loan Amount” means, at any time, the aggregate outstanding principal of any Loan, or all Loans, as the case may be.

“Loan Documents” means, collectively, this Agreement, the Security Documents, and each document, agreement or instrument executed or delivered in connection herewith or therewith.

“Loan Expenditure Category” means any category of expenditures specified in the applicable schedule to the Officer’s Certificate delivered pursuant to Section 3.01(a)(xvii).

“Loan Parties” means all Group Entities party to any Loan Document and “Loan Party” means any such Person, provided that no Issuer Entity, ClearFuels Technology Inc., New England Wood Pellets, LLC nor Fulghum Fibres Chile S.A. shall be a “Loan Party”.

“Luxembourg Account Pledge Agreement” means that certain bank account pledge agreement to be executed by RTK (Luxembourg) WP S.A.R.L for the benefit of the Secured Parties, in form and substance satisfactory to the Administrative Agent and the Required Lenders.

“Luxembourg Pledge Agreement” means that certain share pledge agreement to be executed by Rentech WP U.S. Inc. pledging the equity interests in RTK (Luxembourg) WP S.A.R.L. for the benefit of the Secured Parties, in form and substance satisfactory to the Administrative Agent and the Required Lenders.

“Margin Stock” means margin stock within the meaning of Regulation U.

“Material Adverse Effect” means (a) a material impairment of the ability of a Loan Party to perform any of its obligations under any of the Loan Documents, (b) a material adverse effect upon the legality, validity, binding effect or enforceability of any provision of this Agreement or any other Loan Document, (c) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise), or prospects of any Loan Party, or (d) a material adverse change in, a material adverse effect upon, or a material impairment of the priority of the Lender Parties’ security interest in any Collateral securing the Obligations or the rights, remedies and benefits available to or conferred upon any Lender Party under any Loan Document, in each case, as determined by Administrative Agent in its sole discretion at the direction of Required Lenders.

“MNPI” means material non-public information within the meaning of Regulation FD promulgated by the SEC relating to Issuer, the Underlying Equity or Parent Guarantor.

“Maximum Rate” has the meaning specified in Section 8.11.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate Cash proceeds and Cash Equivalents received by Borrower or any Affiliate in respect of any Disposition, incurrence of Debt or other transaction (including any Cash or Cash Equivalents received upon the sale or other disposition of any non-Cash consideration received in any Asset Sale), net of (1) the direct costs relating to such transaction or incurred as a result thereof, including legal, accounting and investment banking fees, sales commissions and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith, (2) taxes paid or payable as a result thereof after taking into account any available tax credits or deductions and any tax-sharing arrangements, and (3) in the case of a Disposition, any reserve for adjustment in respect of the sale price of an asset established in accordance with GAAP.

“Obligations” means all Loans to, and all debts, liabilities, obligations, covenants, indemnifications, and duties of, whether matured or unmatured, fixed or contingent, liquidated or unliquidated, any Loan Party arising under any Loan Document or otherwise with respect to the Loans, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws naming any Loan Party, Issuer or any Affiliate thereof as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Ontario Pellets Construction Funding” has the meaning specified in Section 4.01(cc)(ii).

“Ontario Pellets Debt Service” means, for any period, the sum, for the Ontario Pellets Entities (determined on a combined basis without duplication in accordance with GAAP), of the following: (a) all payments of any Debt (other than voluntary payments or voluntary prepayments) made by the Ontario Pellets Entities during such period plus (b) all Ontario Pellets Interest Expense paid during such period (excluding any original issue discount, interest paid in kind or amortized debt discount, to the extent included in determining Ontario Pellets Interest Expense).

“Ontario Pellets Entities” means each of (i) RTK WP Canada, ULC, a British Columbia unlimited liability company, and (ii) RTK WP2 Canada, ULC, a British Columbia unlimited liability company.

“Ontario Pellets Excess Cash Flow” means, without duplication, with respect to any Fiscal Quarter, the combined net income of the Ontario Pellets Entities for such Fiscal Quarter,

plus (a) depreciation, amortization and Ontario Pellets Interest Expense for such Fiscal Quarter to the extent deducted in determining the combined net income of the Ontario Pellets Entities for such Fiscal Quarter, plus (b) other non-cash expenses of the Ontario Pellets Entities for such Fiscal Quarter to the extent deducted in determining the combined net income of the Ontario Pellets Entities for such Fiscal Quarter, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period (to the extent such accrual or reserve is taken in good faith and in compliance with GAAP) and excluding amortization of a prepaid cash item that was paid in a prior period, minus (c) the aggregate amount of all maintenance capital expenditures made by the Ontario Pellets Entities during such Fiscal Quarter to the extent not funded with the proceeds of any Debt incurred by the Ontario Pellets Entities, minus (d) Ontario Pellets Debt Service for such Fiscal Quarter, plus or minus (as the case may be), (e) extraordinary gains or losses which are cash items not included in the calculation of combined net income of the Ontario Pellets Entities for such Fiscal Quarter, minus (f) any net increase in Ontario Pellets Working Capital during such Fiscal Quarter, plus (g) any net decrease in Ontario Pellets Working Capital during such Fiscal Quarter, minus (h) any other non-cash gains that have been added in determining combined net income of the Ontario Pellets Entities for such Fiscal Quarter.

“Ontario Pellets Facilities” means the Wawa Facility and the Atikokan Facility.

“Ontario Pellets Interest Expense” means, for any period, the sum, for the Ontario Pellets Entities (determined on a combined basis without duplication in accordance with GAAP), of the following: (a) gross interest in respect of Debt of the Ontario Pellets Entities accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amounts payable (or minus the net amounts receivable) under interest rate Swap Agreements of the Ontario Pellets Entities accrued during such period (whether or not actually paid or received during such period) including fees.

“Ontario Pellets Working Capital Credit Facility” means any credit facility or similar facility to which one or more of the Ontario Pellets Entities is a party providing for the making of term or revolving loans to one or more of the Ontario Pellets Entities the proceeds of which are used or are required to be used by the Ontario Pellets Entities for working capital purposes and/or to reimburse the direct or indirect parent of any Ontario Pellets Entity for its capital contributions to such Ontario Pellets Entity. For the avoidance of doubt, this Agreement is not an Ontario Pellets Working Capital Credit Facility.

“Ontario Pellets Working Capital” means, at any date, the excess of the current assets (excluding cash & Cash Equivalents) of the Ontario Pellets Entities on such date less the current liabilities of the Ontario Pellets Entities on such date, all determined on a consolidated basis in accordance with GAAP and all determined without giving effect to any borrowings under any Ontario Pellets Working Capital Credit Facility and any use of proceeds of such borrowings.

“Ontario Pellets Working Capital Funding” has the meaning specified in Section 4.01(cc)(ii).

“Ordinary Cash Distribution” means, with respect to any calendar quarter, a cash distribution announced by Issuer as the regular quarterly cash distribution for such quarter.

“Original Closing Date” means April 9, 2014, which is the date the Original Credit Agreement was executed and delivered.

“Original Credit Agreement” means that certain Term Loan Credit Agreement, dated as of the Original Closing Date, among Borrower, the lenders party thereto, and Credit Suisse AG, Cayman Islands Branch, as administrative agent.

“Original Funding Date” means April 15, 2014, which is the date all of the Tranche A Loans were made under the Original Credit Agreement.

“Other Connection Taxes” means, with respect to any Lender Party, Taxes imposed as a result of a present or former connection between such Lender Party and the jurisdiction imposing such Tax (other than connections arising from such Lender Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent Guarantor” means Rentech, Inc., a Colorado corporation.

“Participant” has the meaning specified in Section 8.06(f).

“Participant Register” has the meaning specified in Section 8.06(f).

“Partnership Agreement” means that certain Third Amended and Restated Agreement of Limited Partnership of Issuer, dated as of November 1, 2012 (as amended, restated, amended and restated, modified or supplemented from time to time).

“Patriot Act” has the meaning specified in Section 8.16.

“Pellet Project 3 Property” means any fixed or capital assets owned by Fulghum Graanul Oliver, LLC and located in Screven County, Georgia.

“Pellet Project 4 Property” means any fixed or capital assets owned by any Subsidiary of Parent Guarantor and designated in writing by Borrower, and agreed by Lenders, as “Project Yankee”.

“Pension Plan” means any employee pension benefit plan (excluding any Multiemployer Plan) that is maintained or is contributed to by Borrower or any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 and 430 of the Internal Revenue Code or Section 302 of ERISA.

“Perfection Certificate” means the Perfection Certificate to be executed and delivered by the Loan Parties, substantially in the form of Exhibit J.

“Permitted Liens” means Liens granted to (a) the Lender Parties under the Loan Documents and (b) Custodian at the priority levels permitted under the Control Agreements.

“Permitted Transaction” has the meaning specified in Section 2.15(b).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means each employee benefit plan as defined in Section 3(3) of ERISA that is, or within the prior six years was, maintained or contributed to by Borrower.

“Plan Assets” means “plan assets” within the meaning of the Plan Assets Regulation or otherwise.

“Plan Assets Regulation” means 29 C.F.R. §2510.3-101, et seq.

“Pledge Agreement” means that certain Amended and Restated Pledge Agreement, dated as of the Restatement Effective Date, executed by Borrower for the benefit of the Secured Parties, in the form of Exhibit A.

“Pledge Agreement (Other Equity)” means that certain Pledge Agreement, dated as of the Restatement Effective Date, executed by the Loan Parties party thereto from time to time for the benefit of the Secured Parties, in the form of Exhibit H.

“Post-Retirement Plan” means any employee welfare benefit plan, program or arrangement that provides for welfare benefits subsequent to termination of employment, other than as required by the continuation of coverage rule under Part 6 of Title I of ERISA or similar applicable law.

“PPSA” means the Personal Property Security Act as from time to time in effect in the Province of British Columbia or, as the context requires, any other applicable jurisdiction.

“Preferred Equity Documents” means each of the following: (i) the Subscription Agreement; (ii) each Put Option Agreement; (iii) the Put Pledge Agreement; (iv) the Amended and Restated Issuer Acknowledgment (Put Option Agreement), dated as of the Restatement Effective Date, by Issuer, Issuer GP, and the Put Pledgor; (v) the Collateral Account Control Agreement, dated as of the Original Funding Date, among Put Pledgor, Credit Suisse AG, Cayman Islands Branch, as collateral agent, and The Bank of New York Mellon; (vi) the UCC-1 filed against the Put Pledgor with the Secretary of State of Delaware on the Original Closing Date, as amended by the UCC-3 filed against the Put Pledgor with the Secretary of State of Delaware on April 16, 2014 and the UCC-3 filed against the Put Pledgor with the Secretary of State of Delaware on the Restatement Effective Date; (vii) the Amended and Restated Limited Liability Company Agreement of Put Pledgor, dated as of the Original Closing Date, as amended by Amendment No. 1 thereto, dated as of April 11, 2014; (viii) the Articles of Amendment to the Articles of Incorporation of Parent Guarantor (setting forth the preferences, limitations and relative rights of Parent Guarantor’s Series E Convertible Preferred Stock), as filed with the Secretary of State of the State of Colorado on the Original Closing Date; and (ix) the Registration Rights Agreement, dated as of the Original Closing Date, among Parent Guarantor and purchasers party thereto.

“Prepayment Premium” means, with respect to a prepayment of Loans, an amount equal to 1.00% of the principal amount of the Loans so prepaid.

“Put Option Agreement” means each Amended and Restated Put Option Agreement, dated as of the Restatement Effective Date, between the Put Pledgor and the applicable optionee party thereto,

“Put Pledge Agreement” means the Amended and Restated Pledge Agreement (Put Option Agreement) between Put Pledgor, each optionee party thereto, and Credit Suisse AG, Cayman Islands Branch, as collateral agent.

“Put Pledgor” means DSHC, LLC, a Delaware limited liability company, formed as a special purpose entity on or about the Original Closing Date in connection with the transactions contemplated by the Preferred Equity Documents.

“Qualifying IPO” means the issuance of common Equity Interests in the wood pellets and wood fiber operations of Parent Guarantor and its Subsidiaries in an underwritten primary public offering pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act.

“Ratable Share” or “Ratably” means as to each Lender, with respect to such Lender’s Hold Amount at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the Hold Amount of such Lender at such time and the denominator of which is the Hold Amounts of all Lenders at such time. The Ratable Share of each Lender on the Restatement Effective Date is specified alongside the name of such Lender on Schedule I.

“Register” has the meaning specified in Section 8.06(e).

“Regulation T” means Regulation T issued by the Federal Reserve System.

“Regulation U” means Regulation U issued by the Federal Reserve System.

“Regulation X” means Regulation X issued by the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Required Collateral Shares Amount” has the meaning specified in Section 3.01(b).

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the Hold Amount.

“Required Supplemental Collateral Shares Amount” has the meaning specified in Section 3.01(b).

“Responsible Officer” of a Person means its chief executive officer, its chief financial officer, its treasurer or its senior vice president (whether or not the Person performing such duties is so designated) or any authorized designee thereof.

“Restatement Effective Date” means the date on which the conditions precedent set forth in Section 3.01 shall be satisfied or waived in accordance with Section 8.01.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in such Person, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in such Person or any option, warrant or other right to acquire any such Equity Interests in such Person, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent Person thereof).

“Rolling Cash Flow Statement” means, as of any date, a cash flow statement of Parent Guarantor and its Subsidiaries covering the four calendar month period beginning with the calendar month commencing on or immediately after such date.

“Rule 144” means Rule 144 under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Secured Parties” has the meaning specified in the Pledge Agreement.

“Securities Act” means the Securities Act of 1933.

“Security Agreement” means that certain Security Agreement, dated as of the Restatement Effective Date, executed by the Loan Parties party thereto from time to time for the benefit of the Secured Parties, in the form of Exhibit I.

“Security Documents” means the Pledge Agreement, the Control Agreement, the Guaranty Agreement, the Issuer Acknowledgment, the Pledge Agreement (Other Equity), the Canadian Pledge Agreement, the Chilean Pledge Agreement, the Luxembourg Pledge

Agreement, the Group Entity Acknowledgments, the Security Agreement, the Canadian Security Agreement, the Luxembourg Account Pledge Agreement, the Perfection Certificate, the BMO Intercreditor Agreement, each account control agreement, and each document, agreement or instrument executed or delivered in connection herewith or therewith, other than the account opening documents of the Collateral Account.

“Specified Canadian Property” means any fixed or capital assets owned by RTK WP Canada, ULC and located in the city of Wawa, Ontario, Canada or RTK WP2 Canada, ULC and located in the city of Atikokan, Ontario, Canada.

“Specified Exceptions” means the exceptions to certain representations specified in the applicable schedule to the Officer’s Certificate delivered pursuant to Section 3.01(a)(xvii).

“Specified Property” means Specified Canadian Property, Pellet Project 3 Property and Pellet Project 4 Property.

“Stated Maturity Date” means April 9, 2019.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Subscription Agreement” means the Subscription Agreement, dated as of the Original Closing Date, between Parent Guarantor, the purchasers party thereto and the purchasers’ representative party thereto, as amended by Amendment No. 1 to the Subscription Agreement, dated as of the Restatement Effective Date, between Parent Guarantor, the purchasers party thereto, and the purchaser’s representative party thereto.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; provided in no event shall Put Pledgor be considered a Subsidiary for purposes of this Agreement and the other Loan Documents.

“Swap Agreement” means any “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code, or any successor provision.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto.

“Tranche” means, as to any Loan, whether it is a Tranche A Loan, a Tranche B Loan, or a Tranche C Loan.

“Tranche A Aggregate Commitments” means the Tranche A Commitments of all the Lenders. As of the Restatement Effective Date, the Tranche A Aggregate Commitments are $50,000,000.

“Tranche A Commitment” means, as to each Lender, the amount of the Loan made (or deemed made) by each Lender to Borrower on the Original Funding Date as set forth opposite such Lender’s name on Schedule I, as such amount may be adjusted from time to time in accordance with this Agreement.

“Tranche A Loan” has the meaning specified in Section 2.01(a).

“Tranche B Aggregate Commitments” means the Tranche B Commitments of all the Lenders. As of the Restatement Effective Date, the Tranche B Aggregate Commitments are $45,000,000.

“Tranche B Commitment” means, as to each Lender, its obligation to make Tranche B Loans to Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount specified as such Lender’s Tranche B Commitment set forth opposite such Lender’s name on Schedule I or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Tranche B Loan” has the meaning specified in Section 2.01(b).

“Tranche C Aggregate Commitments” means the Tranche C Commitments of all the Lenders. As of the Restatement Effective Date, the Tranche C Aggregate Commitments are $18,000,000.

“Tranche C Commitment” means, as to each Lender, its obligation to make Tranche C Loans to Borrower pursuant to Section 2.01(c) in an aggregate principal amount at any one time outstanding not to exceed the amount specified as such Lender’s Tranche C Commitment set forth opposite such Lender’s name on Schedule I or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Tranche C Loan” has the meaning specified in Section 2.01(c).

“Tranche C Loan Assumptions” means the assumptions regarding usage of Tranche C Loans specified in the applicable schedule to the Officer’s Certificate delivered pursuant to Section 3.01(a)(xvii).

“Underlying Equity” means the common units of Issuer.

“Unrestricted Cash” means, at any time, all cash and Cash Equivalents of the Parent Guarantor and its Subsidiaries (other than the Issuer Entities) at such time other than (i) any cash or Cash Equivalents of the Parent Guarantor or any of its Subsidiaries subject to a Lien (other than a Permitted Lien), (ii) any cash or Cash Equivalents of a Subsidiary of the Parent Guarantor to the extent such Subsidiary is subject to any Lien, encumbrance or other restriction (whether created by contract or applicable Law) that limits the ability of such Subsidiary to (x) make Restricted Payments in respect of any Equity Interests of such Subsidiary held by, or pay any Debt owed to, any Group Entity or (y) provide loans or advances to any Group Entity, except for such encumbrances or restrictions created by the Loan Documents and (iii) Cash.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Voting Stock” means, with respect to any Person as of any date, the Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have directly a Board of Directors, Voting Stock means such Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.

“Wawa Facility” means the wood pellets facility owned by RTK WP Canada, ULC and located in the city of Wawa, Ontario, Canada.

1.02    Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to New York time (daylight or standard, as applicable).

1.03    Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the annual financial statements of the applicable Person, except as otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrower shall so request, Administrative Agent and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide to Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04     Principles of Construction

(a)       The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Constituent Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) except to the extent Administrative Agent’s or Lenders’ consent is required as provided herein, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)       Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

ARTICLE II.

AMOUNTS AND TERMS OF THE LOANS

2.01     The Loans.

(a)       Tranche A Loans.  On the Original Funding Date, pursuant to the Original Credit Agreement, each Lender made a term loan in Dollars to Borrower (each such loan, a “Tranche A Loan”), in an aggregate principal amount equal to 98.0% of such Lender’s Tranche A Commitment. Notwithstanding anything to the contrary contained herein (and without affecting any other provision hereof), although the funded portion of the Tranche A Loans on the Original Funding Date was equal to 98.0% of each Lender’s Tranche A Commitment, Borrower agreed in the Original Credit Agreement, and confirms and agrees herein as of the Restatement Effective Date, that on the Original Funding Date, 100% of the Tranche A Loans were outstanding and Borrower is obligated to repay 100% of the outstanding Tranche A Loans as provided hereunder. Borrower acknowledges and agrees as of the Restatement Effective Date that Borrower has no defense, right of set-off, counterclaim, or claim of any kind or nature available to it with respect to the payment by it of each such Tranche A Loan.

(b)        Tranche B Loans.   Each Lender severally agrees, on the terms and conditions set forth herein, to make term loans in Dollars to Borrower (each such loan, a “Tranche B Loan”) during the Availability Period in an aggregate principal amount not to exceed the amount of such Lender’s Tranche B Commitment. After giving effect to the borrowings under this Section 2.01(b), (i) the outstanding Tranche B Loans of any Lender shall not exceed such Lender’s Tranche B Commitment and (ii) the aggregate amount of all Tranche B Loans outstanding hereunder shall not exceed the Tranche B Aggregate Commitments. Notwithstanding anything to the contrary contained herein (and without affecting any other provision hereof), the funded portion of the Tranche B Loans made on any Funding Date shall be equal to 98.0% of the principal amount of the Tranche B Loans requested for such Funding Date (it being agreed that 100% of the principal amount of each such Tranche B Loan so requested will be deemed outstanding on the Funding Date of each such Tranche B Loan and Borrower shall be obligated to repay 100% of the principal amount of each such Tranche B Loan as provided hereunder).

(c)        Tranche C Loans.   Each Lender severally agrees, on the terms and conditions set forth herein, to make term loans in Dollars to Borrower (each such loan, a “Tranche C Loan”) during the Availability Period in an aggregate principal amount not to exceed the amount of such Lender’s Tranche C Commitment. After giving effect to the borrowings under this Section 2.01(c), (i) the outstanding Tranche C Loans of any Lender shall not exceed such Lender’s Tranche C Commitment and (ii) the aggregate amount of all Tranche C Loans outstanding hereunder shall not exceed the Tranche C Aggregate Commitments. Notwithstanding anything to the contrary contained herein (and without affecting any other provision hereof), the funded portion of the Tranche C Loans made on any Funding Date shall be equal to 98.0% of the principal amount of the Tranche C Loans requested for such Funding Date (it being agreed that 100% of the principal amount of each such Tranche C Loan so requested will be deemed outstanding on the Funding Date of each such Tranche C Loan and Borrower shall be obligated to repay 100% of the principal amount of each such Tranche C Loan as provided hereunder).

(d)        Several Nature of Commitments.   The failure of any Lender to make its Ratable Share of the Loans on any Funding Date shall not relieve any other Lender of its obligation to make its Ratable Share of the Loans to be made on such Funding Date, provided that no Lender shall be responsible for the failure of any other Lender to make its Ratable Share of the Loans.

(e)        No Reborrowing.  Loans borrowed and prepaid or repaid may not be reborrowed.

2.02	Making the Loans.

(a)        Each notice requesting a Loan (a “Loan Notice”) shall be in writing, be in substantially the form of Exhibit F, and be (together with all supporting documentation) satisfactory in form and substance to the Required Lenders, and shall specify therein the following:

(i)        whether such Loan is a Tranche B Loan or a Tranche C Loan, provided that (x) no more than four (4) separate borrowings of Tranche B Loans shall be made under this Agreement and (y) no more than four (4) separate borrowings of Tranche C Loans shall be made under this Agreement;

(ii)       the proposed Funding Date for such Loan (which Funding Date shall be a Business Day during the Availability Period);

(iii)      the amount of such Loan, provided that the aggregate amount of (x) Tranche B Loans requested for any Funding Date shall not be less than $5,000,000 or the available remaining amount of the Tranche B Commitment as of such Funding Date and (y) Tranche C Loans requested for any Funding Date shall not be less than the least of (A) $5,000,000, (B) the cash shortfall referred to in Section 4.01(cc)(ii) and (C) the available remaining amount of the Tranche C Commitment as of such Funding Date;

(iv)      the account to which the proceeds of such Loan shall be sent; and

(v)       the expected uses (in reasonable detail) to which the proceeds of such Loan are to be applied accompanied by a certificate of the chief financial officer of Borrower certifying as to such use of proceeds and the amount and the Loan Expenditure Category to which such proceeds are to be applied and attaching documentation (such as contracts, contractual budgets, receipts, and invoices, providing support for such certifications);

provided that (x) the Loan Notice for any Loans made on the Restatement Effective Date must be provided to Administrative Agent and each Lender no later than 10:00 a.m. (Pacific time) two (2) Business Days prior to the Restatement Effective Date and (y) each other Loan Notice must be provided to Administrative Agent and each Lender no later than 10:00 a.m. (Pacific time) five (5) Business Days prior to the proposed Funding Date.

(b)        Each Loan Notice shall be irrevocable and binding on Borrower. Borrower shall, as provided in Section 2.10, indemnify each Lender against any loss, cost or expense reasonably incurred by such Lender or its Affiliates as a result of any failure by Borrower to borrow such Loan on the date specified in such Loan Notice.

(c)        Each Lender shall, before 1:00 p.m. on the Funding Date, make available for the account of its Lending Office to Administrative Agent (to an account designated by Administrative Agent), in immediately available funds, such Lender’s Ratable Share of such Loan. After Administrative Agent’s receipt of such funds (regardless of whether it shall have received funds from all Lenders) and upon fulfillment of the conditions set forth in Section 3.02, subject to Section 2.13, Administrative Agent will make such funds as it has received available to Borrower by depositing such funds into the account specified in the Loan Notice.

2.03     Repayment of Loans.  Borrower shall repay to Administrative Agent for the account of the Lenders the principal amount of the Loans together with all accrued and unpaid fees and interest, and the Loans shall mature, on the Stated Maturity Date.

2.04     Interest.

(a)        Interest Payments.   Interest shall accrue on the unpaid principal amount of each Loan from the Funding Date of such Loan until such principal amount shall be paid in full, at a rate per annum for each Interest Period equal to the Applicable Rate for such Interest Period. Accrued interest on each Loan is payable quarterly in arrears on the last Business Day of each calendar quarter, commencing on the first such date to occur after the Funding Date of such Loan, on the Stated Maturity Date, and thereafter, on demand. The Applicable Rate shall be computed on a year of 360 days and for each day elapsed in the applicable Interest Period. Interest (including the default interest set forth below) shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(b)        Default Interest.  Notwithstanding the foregoing, if any Event of Default shall have occurred and be continuing, at Required Lenders’ option, after written notice (or automatically while an Event of Default under Section 6.01(a) or (h) has occurred and is continuing), Borrower shall pay on demand (and in any event in arrears on the date such amount shall be due and payable hereunder) interest on:

(i)       the unpaid principal amount of each Loan, at a rate per annum equal at all times to the Default Rate, from the date of occurrence of such Event of Default or date of notice from Required Lenders (at their election) and to the extent there is a period between the date of occurrence of an Event of Default and the date that Borrower delivers notice of such Event of Default to Administrative Agent under Section 5.01(b)(iv) (the “Initial Default Period”), then Required Lenders may also elect at their option to charge interest at the Default Rate for the Initial Default Period; and

(ii)      the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable on demand (and in any event in arrears on the date such amount shall be paid in full) at a rate per annum equal at all times to the Default Rate.

2.05     Reduction of Commitments; Voluntary and Mandatory Prepayments of Loans.

(a)       Termination or Reduction of Commitments.   Borrower shall have the right, from time to time, upon not less than four (4) Business Days’ notice to Administrative Agent, to terminate the Tranche B Commitments or the Tranche C Commitments or, from time to time, reduce the amount of the Tranche B Commitments or the Tranche C Commitments. Any such reduction shall be in an amount equal to $1,000,000 or a whole multiple thereof and shall reduce permanently and ratably the applicable relevant Commitment then in effect.

(b)       Voluntary Prepayment.   Borrower may, upon notice to Administrative Agent, at any time or from time to time voluntarily prepay the Loans in whole or in part (i) upon payment of the Prepayment Premium, if such prepayment is to be made on or prior to the first anniversary of the Restatement Effective Date, or (ii) without premium or penalty, if such prepayment is to be made following the first anniversary of the Restatement Effective Date; provided that (i) such notice must be received by Administrative Agent not later than 2:00 p.m. no less than five (5) Business Days prior to the date of the proposed prepayment, (ii) any prepayment shall be in an aggregate principal amount equal to the entire principal amount of the Loans then outstanding or, if less, $5,000,000 or a whole multiple of $1,000,000 in excess thereof, and (iii) if such prepayment is less than the entire outstanding principal amount of the Loans, such notice shall specify the amount of each Tranche of Loans to be prepaid. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Notwithstanding anything to the contrary contained in this Agreement, Borrower may rescind any notice of prepayment under this Section 2.05(b) if such prepayment would have resulted from a refinancing of all or a portion of the Facility, which refinancing shall not be consummated or shall otherwise be delayed

(c)       Prepayment from Proceeds of Qualifying IPO or Extraordinary Proceeds Event.   Borrower shall within ten (10) Business Days after the occurrence of any Qualifying IPO or Extraordinary Proceeds Event, make an offer to prepay the Loans (a “Prepayment Offer”) in an amount equal to, in the case of a Qualifying IPO, the entire outstanding principal amount of the Loans, and in the case of an Extraordinary Proceeds Event, the least of (x) the amount of the Extraordinary Proceeds therefrom, (y) the entire principal amount of the Loans outstanding on the date of prepayment, and (z) such other amount as may be selected by Required Lenders (such applicable amount, the “Prepayment Amount”).

(i)       Each such Prepayment Offer shall remain open for a period of at least twenty (20) Business Days following its commencement (the “Prepayment Offer Period”) and shall state (A) in the case of an Extraordinary Proceeds Event, in reasonable detail the nature and amount of the Extraordinary Proceeds therefrom and the date of receipt thereof by Borrower or any Affiliate thereof, (B) that the Prepayment Offer is being made pursuant to this Section 2.05(c) and the Prepayment Offer Period, including the time and date the Prepayment Offer will terminate (the “Prepayment Offer Termination Date”), (C) that any Lender electing to have any Loans prepaid pursuant to the Prepayment Offer shall be required to notify Borrower and Administrative Agent on or before the Prepayment Offer Termination Date and (D) that any Lender shall be entitled to withdraw its election if Administrative Agent receives, not later than the Business Day prior to the Prepayment Offer Termination Date, notice that such Lender is withdrawing its election to have its Loans prepaid.

(ii)      Such prepayment shall be made to each Lender electing to have its Loans prepaid in accordance with clause (i) above, in the case of a Qualifying IPO, no later than 365 days after the date of such Qualifying IPO, and in the case of an Extraordinary Proceeds Event, no later than five (5) Business Days after the Prepayment Offer Termination Date. Such prepayment shall be made without premium or penalty, in all cases. For the avoidance of doubt, Borrower’s failure to comply with this paragraph shall not relieve it of any obligation to make any such prepayment.

(d)        Prepayment and Commitment Reduction from Proceeds of Ontario Pellets Working Capital Credit Facility.  Borrower shall, within five (5) Business Days after any Ontario Pellets Entity receives the proceeds of any loan made pursuant to any Ontario Pellets Working Capital Credit Facility, (i) prepay the outstanding principal of the Tranche B Loans by an amount equal to such proceeds (but only to the extent such outstanding principal amount constitutes Ontario Pellets Working Capital Funding), without premium or penalty, and (ii) if after giving effect to such prepayment no Tranche B Loans constituting Ontario Pellets Working Capital Funding remain outstanding, reduce the undrawn Tranche B Commitments by the amount of such proceeds not applied to such prepayment of Tranche B Loans. Borrower shall have no further prepayment or commitment reduction obligations under this Section 2.05(d) on and after the date that the combination of prepayments of Tranche B Loans and reduction of Tranche B Commitments made under this Section 2.05(d) exceeds $15,000,000.

(e)        Prepayment from Proceeds of Ontario Pellets Excess Cash Flow.  Borrower shall, within five (5) Business Days after quarterly financial statements are required to be delivered pursuant to subsection 5.01(b)(i) hereof, commencing with the Fiscal Quarter ending March 31, 2016 (or, if earlier, the first Fiscal Quarter in which the closing occurs for an Ontario Pellets Working Capital Credit Facility), prepay the outstanding principal of the Tranche B Loans by an amount equal to 50% of the Ontario Pellets Excess Cash Flow for the relevant Fiscal Quarter without premium or penalty. On and after the date that the Tranche B Loans have been paid in full, Borrower shall have no further prepayment obligations under this Section 2.05(e).

(f)         General. All prepayments of Loans made under this Agreement, whether voluntary or mandatory, shall be made together with payment of accrued interest on the amount of principal so prepaid, fees and any amount required pursuant to Section 2.10.

2.06     Fees.

(a)        Agency Fee.  Borrower shall pay an annual agency fee of $50,000 (the “Agency Fee”) to Administrative Agent for its own account. The first annual Agency Fee was paid on the Original Closing Date and each subsequent annual Agency Fee shall be paid in immediately available funds on each anniversary of the Original Closing Date until the earlier of (i) the Stated Maturity Date or (ii) the date on which the Loans are fully prepaid pursuant to Section 2.05. The Agency Fee shall not be subject to reduction by way of set-off or counterclaim and shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.07     Increased Costs.

(a)        Increased Costs Generally.  If any Change in Law shall:

(i)        impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender Party;

(ii)       subject any Lender Party to any tax of any kind whatsoever with respect to this Agreement, or any Loan made by it, or change the basis of taxation of payments to such Lender Party in respect thereof (except for Indemnified Taxes and Excluded Taxes described in clauses (a)(ii) and (b) through (d) of the definition of “Excluded Taxes”); or

(iii)       impose on any Lender Party or the London interbank market any other condition, cost or expense affecting this Agreement or any Loan made hereunder;

and the result of any of the foregoing shall be to increase the cost to such Lender Party, or to reduce the amount of any sum received or receivable by such Lender Party hereunder (whether of principal, interest or any other amount) then, upon request of such Lender Party, Borrower will pay to such Lender Party such additional amount or amounts as will compensate such Lender Party for such additional costs incurred or reduction suffered.

(b)       Capital Requirements.  If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)        Certificates for Reimbursement.   A certificate of a Lender Party setting forth the amount or amounts necessary to compensate such Lender Party or its holding company, as the case may be, as specified in Subsection (a) or (b) of this Section and delivered to Borrower shall be conclusive absent manifest error. Borrower shall pay such Lender Party the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)        Delay in Requests.  Failure or delay on the part of any Lender Party to demand compensation pursuant to this Section shall not constitute a waiver of such Lender Party’s right to demand such compensation; provided that that Borrower shall not be required to compensate any Lender Party pursuant to Section 2.07(a) for any increased costs incurred more than 180 days prior to the date that such Lender Party notifies Borrower, in writing of the increased costs and of such Lender Party’s intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)        Survival.  All of Borrower’s obligations under this Section 2.07 shall survive termination of the Facility, repayment of all other Obligations hereunder, and resignation or replacement of Administrative Agent.

2.08      Taxes.

(a)        Payments Free of Taxes.

(i)        Any and all payments by or on account of any obligation of a Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require a Loan Party or Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined in the good faith discretion of such Loan Party or Administrative Agent, as the case may be.

(ii)       If a Loan Party or Administrative Agent shall be required by the Internal Revenue Code or applicable Law to withhold or deduct any Taxes from any payment, then (A) Administrative Agent or such Loan Party shall withhold or make such deductions as are determined by Administrative Agent or such Loan Party, as the case may be, to be required, (B) Administrative Agent or such Loan Party shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code or such applicable Law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by such Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) each Lender Party receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)       Payment of Other Taxes.  Without limiting or duplication of the provisions of Subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)        Indemnification.

(i)        Without limiting or duplication of the provisions of Subsection (a) or (b) above, each Loan Party shall, and does hereby, indemnify each Lender Party, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by such Loan Party or Administrative Agent or paid by such Lender Party, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to Borrower by a Lender Party (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender Party, shall be conclusive absent manifest error.

(ii)       Without limiting or duplication of the provisions of Subsection (a) or (b) above, each Lender shall, and does hereby, indemnify Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for Administrative Agent) incurred by or asserted against Administrative Agent by any Governmental Authority as a result of the failure by such Lender to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender to Administrative Agent pursuant to Subsection (e). Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation or replacement of Administrative Agent, any assignment of rights by a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)        Evidence of Payments.   Upon request by Borrower or Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or by Administrative Agent to a Governmental Authority as provided in this Section 2.08, Borrower shall deliver to Administrative Agent or Administrative Agent shall deliver to Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to Borrower or Administrative Agent, as the case may be.

(e)        Status of Lenders.   (i) Each Lender shall deliver to Borrower and to Administrative Agent, on or prior to the date on which such Lender becomes a Lender under this Agreement or when reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit Borrower or Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by any Loan Party pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Each Lender shall promptly (A) notify Borrower and Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that any Loan Party or Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender. Notwithstanding anything to the contrary in the preceding sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.08(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)        Without limiting or duplication of the foregoing,

(A)       any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1)       in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or applicable successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or applicable successor form), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)       executed originals of IRS Form W-8ECI;

(3)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or applicable successor form); or

(4)       to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for the Loan Parties and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)       Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

(iv)       If Administrative Agent is a U.S. Person, it shall deliver to Borrower two executed originals of IRS Form W-9 certifying that it is exempt from U.S. federal backup withholding tax. Otherwise, Administrative Agent (including any successor Administrative Agent that is not a U.S. Person) shall deliver to Borrower two duly completed copies of Form W-8IMY certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business in the United States and that it is using such form as evidence of its agreement with the Loan

Parties to be treated as a U.S. Person with respect to such payments (and the Loan Parties and Administrative Agent agree to so treat Administrative Agent as a U.S. Person with respect to such payments), with the effect that the Loan Parties can make payments to Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

(f)       Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender Party, or have any obligation to pay to any Lender Party, any refund of Taxes withheld or deducted from funds paid for the account of such Lender Party. If Administrative Agent or any Lender Party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by Administrative Agent or such Lender Party, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Loan Party, upon the request of Administrative Agent or such Lender Party, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Administrative Agent or such Lender Party in the event Administrative Agent or such Lender Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Subsection (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Subsection (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Subsection shall not be construed to require Administrative Agent or any Lender Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)       Defined Terms. For purposes of this Section 2.08, the term “applicable Law” includes FATCA.

(h)       Survival. Each party’s obligations under this Section 2.08 shall survive termination of the Facility, repayment of all other Obligations hereunder, and resignation or replacement of Administrative Agent.

2.09      Illegality.  Notwithstanding any other provision of this Agreement, if any Lender shall notify Administrative Agent and Borrower that any Law makes it unlawful, or any central bank or other Governmental Authority asserts that it is unlawful, for any Lender to perform its obligations to make or maintain Loans hereunder, the obligation of such Lender to make or maintain its Ratable Share of the Loans shall be terminated and all Loans of such Lender, all interest thereon and all other amounts payable under this Agreement to such Lender shall become due and payable. Any Lender that becomes aware of circumstances that would permit such Lender to notify Administrative Agent of any illegality under this Section 2.09 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such change would avoid or eliminate such illegality and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

2.10     Compensation for Losses.  Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all reasonable and documented losses, expenses and liabilities (including any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Loan but excluding loss of anticipated profits) which such Lender may sustain: (a) if for any reason (other than a default by such Lender or Administrative Agent) a borrowing does not occur on the date specified therefor in the applicable Loan Notice; (b) if any prepayment or repayment (including any prepayment or repayment made pursuant to Sections 2.03 or 2.05 or as a result of an acceleration of the Loans pursuant to Section 6.01) occurs on a date which is not the last day of an Interest Period with respect thereto; (c) if any prepayment of any Loan is not made on any date specified in a notice of prepayment given by Borrower; or (d) as a consequence of any other default by Borrower to repay any Loan when required by the terms of this Agreement. Such loss, expense or liability to any Lender shall be deemed to include an amount determined by such Lender to be the amount (if any) by which (x) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to the Loan (which, for the avoidance of doubt, will not include the Spread applicable thereto), for the period from the date of such event to the last day of the applicable Interest Period therefor (or, in the case of a failure to borrow, for the period that would have been the initial Interest Period for the Loan) exceeds (y) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from banks in the London interbank market. A certificate of any Lender setting forth any amount or amounts such Lender is entitled to receive pursuant to this Section 2.10 shall be delivered to Borrower and shall be conclusive absent manifest error. The obligation of Borrower in this clause shall survive the repayment, satisfaction or discharge of all the Obligations.

2.11     Evidence of Debt.

(a)       Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)       Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder, and (iii) the amount of any sum received by Administrative Agent for the benefit of Lenders hereunder from Borrower and each Lender’s share thereof.

(c)       The entries maintained in the accounts maintained pursuant to Subsections (a) and (b) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay such obligations in accordance with their terms, and in the event of any conflict between such accounts and the Register maintained by Administrative Agent pursuant to Section 8.06(e), the entries in the Register shall be controlling. It is the intention of the parties hereto that the Loans will be treated as in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code (and any other relevant or successor provisions of the Internal Revenue Code).

(d)       No promissory note shall be required to evidence the Loans by Lenders to Borrower. Upon the request of a Lender, Borrower shall execute and deliver to such Lender a promissory note, which shall evidence the Loans to Borrower by such Lender in addition to such records. Any promissory note issued to a Lender shall bear the following legend:

THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. FOR INFORMATION REGARDING THE ISSUE PRICE, THE TOTAL AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE, AND THE YIELD TO MATURITY OF THE NOTE, PLEASE CONTACT DAN J. COHRS, RENTECH NITROGEN HOLDINGS, INC., 10877 WILSHIRE BLVD., SUITE 600, LOS ANGELES CA 90024, TELEPHONE: 310-571-9800, FAX: 310-208-7165.

2.12      Payments and Computations.

(a)       All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Borrower shall make each payment hereunder not later than 12:00 noon on the day when due in Dollars to Administrative Agent in immediately available funds at its office in New York, New York. Administrative Agent will promptly distribute to each Lender its Ratable Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 12:00 noon shall be deemed received on the next succeeding Business Day (in Administrative Agent’s sole discretion) and any applicable interest or fee shall continue to accrue.

(b)       Except as otherwise provided herein, whenever any payment hereunder would be due on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fees, as the case may be.

(c)       All payments (including, without limitation, prepayments and any other amounts received hereunder in connection with the exercise of Administrative Agent’s and Lenders’ rights after an Event of Default) made by Borrower to Administrative Agent under any Loan Document shall be applied to amounts then due and payable in the following order: (i) to any fees, expenses and indemnities payable by Borrower to Administrative Agent under any Loan Document; (ii) ratably to any expenses and indemnities payable by Borrower to any Lender under any Loan Document; (iii) to any accrued and unpaid interest and fees due to any Lender under this Agreement; (iv) to principal payments on the outstanding Loans; and (v) to the extent of any excess, to the payment of all other Obligations under the Loan Documents.

2.13     Administrative Agent’s Clawback.

(a)       Funding by Lenders; Presumption by Administrative Agent.    Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to Administrative Agent such Lender’s Ratable Share of such Loan, Administrative Agent may assume that such Lender has made such Ratable Share of such Loan available on such date and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its Ratable Share of such Loan available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrower, the Applicable Rate. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its Ratable Share of the applicable Loan to Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

(b)       Payments by Borrower; Presumptions by Administrative Agent.   Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)       Obligations of Lenders Several.      The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 2.08(c)(ii) or 8.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 2.08(c)(ii) or 8.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 2.08(c)(ii) or 8.04(c).

2.14     Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that: (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to Borrower or any Affiliate thereof (including Issuer) (as to which the provisions of this Section shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

2.15     Restricted Transactions; No-Rehypothecation; Existing Transfer Restrictions.

(a)       Except for any Permitted Transaction (or component thereof) and the transactions contemplated by the Preferred Equity Documents, without the consent of Required Lenders (not to be unreasonably withheld), Borrower shall not, and shall not permit Parent Guarantor or any Aggregated Person to, (i) sell, hedge (including any derivative transactions and short sales), transfer or otherwise dispose of any Underlying Equity; (ii) incur additional Debt collateralized by any Underlying Equity, including without limitation synthetic “long” positions on the Underlying Equity; (iii) issue debt or preferred stock or other instruments exchangeable into or otherwise referencing the Underlying

Equity; or (iv) enter into any agreement that contractually imposes any lock-up, encumbrance, or other restriction in respect of any Collateral Shares, other than under the Facility and other than any agreement to which any Lender Party is a party.

(b)        Each of the following transactions shall be a “Permitted Transaction”:

(i)        any sale of Underlying Equity (not constituting either Collateral or Collateral (as defined in the Put Pledge Agreement)) by Parent Guarantor or any Subsidiary thereof to an unaffiliated third party consummated pursuant to Rule 144 or a public offering for cash proceeds so long as any lockup agreement signed as a condition to such Rule 144 sale or public offering would not adversely affect any Lender Party’s ability to foreclose on or Dispose of the Collateral Shares;

(ii)       any sale of Underlying Equity constituting Collateral or Collateral (as defined in the Put Pledge Agreement) pursuant to any exercise of rights and remedies under the Pledge Agreement or Put Pledge Agreement; and

(iii)      any of the releases made in accordance with Section 2.16 below.

(c)       Each Lender Party agrees not to pledge, repledge, hypothecate, rehypothecate, sell, assign, invest, lend, use, commingle or otherwise transfer for hedging, financing or other related activities (including without limitation, pursuant to repurchase transactions) any Collateral Shares; provided that the foregoing shall not restrict (i) any Lender Party’s rights to assign, sell participations in or pledge the Obligations and the Collateral as permitted in Section 8.06 hereof or (ii) any Lender Party’s rights and remedies after the occurrence and during the continuance of an Event of Default.

(d)       The parties hereto acknowledge and agree that the Collateral Shares are, in the hands of Borrower, subject to the Existing Transfer Restrictions and, in the hands of the Lender Parties exercising their rights with respect thereto in reliance on Rule 144 under the Securities Act, subject to the requirements of Rule 144(b) and Rule 144(d)(3)(iv), in addition to any other requirements under Rule 144.

2.16     Release of Collateral Shares  .  Borrower may not withdraw any Collateral (as defined in the Pledge Agreement) from any Collateral Account, except as provided in the following:

(a)       All dividends, distributions and proceeds in respect of the Collateral Shares, whether in cash, securities or other property, shall be deposited into the Collateral Account and constitute Collateral. Borrower may, upon three (3) Business Days’ notice (or four (4) Business Days if such notice is not received by 12:00 noon on the applicable Business Day) to Administrative Agent, request the release of Ordinary Cash Distributions deposited into the Collateral Account (which notice may be delivered prior to the deposit of such Ordinary Cash Distributions), and Administrative Agent shall instruct Custodian to release such Ordinary Cash Distributions on the date specified by Borrower in such request so long as of the date of such release no Default or Event of Default has occurred, is continuing or would result from such release.

(b)       Borrower may, upon three (3) Business Days’ notice (or four (4) Business Days if such notice is not received by 12:00 noon on the applicable Business Day) to Administrative Agent, request the release of Collateral Shares from the Collateral Account in connection with a mandatory prepayment of the Loans pursuant to Section 2.05(c) – (e), and Administrative Agent shall, following receipt of such notice, instruct Custodian to release such Collateral Shares on the date specified by Borrower in such request if (i) as of the date of such proposed release the Borrower has certified to the Administrative Agent that no Default or Event of Default has occurred and is continuing or would result from such release, (ii) Administrative Agent receives such prepayment simultaneously or prior to the release of the relevant number of Collateral Shares, and (iii) the notice specifies the number of Collateral Shares requested to be released accompanied by the calculation of such amount as specified below. The number of Collateral Shares to be released will be determined by the Borrower using the following formulas (which calculations will be specified in such notice and certified to the Administrative Agent): (i) if the Collateral Shares Price determined by the Borrower as of the release date specified by Borrower in such notice is greater than the Collateral Shares Price determined by the Borrower as of the Restatement Effective Date, then the number of Collateral Shares to be released shall be (A) the principal amount of the Loans mandatorily prepaid at such time pursuant to Section 2.05(c) – (e) divided by (B) the Collateral Shares Price determined by the Borrower as of the Restatement Effective Date or (ii) if the Collateral Shares Price determined by the Borrower as of the release date specified by Borrower in such notice is equal to or less than the Collateral Shares Price determined by the Borrower as of the Restatement Effective Date, then the number of Collateral Shares to be released shall be the result (which shall be deemed to be zero if it is a negative number) of (A) the total number of Collateral Shares pledged as Collateral pursuant to the Pledge Agreement at such time less (B) the quotient of (1) the aggregate principal amount of the outstanding Loans (assuming, for such purposes, that all Tranche B Aggregate Commitments and Tranche C Aggregate Commitments unutilized at such time shall have been borrowed in full), divided by (2) the Collateral Shares Price determined by the Borrower as of the release date specified by Borrower in such notice.

(c)       Borrower may, upon three (3) Business Days’ notice (or four (4) Business Days if such notice is not received by 12:00 noon on the applicable Business Day) to Administrative Agent, request the release of Collateral Shares from the Collateral Account in connection with a deposit of Cash into the Collateral Account, and Administrative Agent shall, following receipt of such notice, instruct Custodian to release such Collateral Shares on the date specified by Borrower in such request if (i) as of the date of such proposed release the Borrower has certified to the Administrative Agent that no Default or Event of Default has occurred and is continuing or would result from such release, (ii) Administrative Agent has received satisfactory evidence of such deposit of Cash into the Collateral Account, and (iii) the notice specifies the number of

Collateral Shares requested to be released accompanied by the calculation of such amount as specified below. The number of Collateral Shares to be released will be determined by the Borrower using the following formulas (which calculations will be specified in such notice and certified to the Administrative Agent): (i) if the Collateral Shares Price determined by the Borrower as of the release date specified by Borrower in such notice is greater than the Collateral Shares Price determined by the Borrower as of the Restatement Effective Date, then the number of Collateral Shares to be released shall be (A) the principal amount of the Cash deposit made at such time into the Collateral Account divided by (B) the Collateral Shares Price determined by the Borrower as of the Restatement Effective Date or (ii) if the Collateral Shares Price determined by the Borrower as of the release date specified by Borrower in such notice is equal to or less than the Collateral Shares Price determined by the Borrower as of the Restatement Effective Date, then the number of Collateral Shares to be released shall be the result (which shall be deemed to be zero if it is a negative number) of (A) the total number of Collateral Shares pledged as Collateral pursuant to the Pledge Agreement at such time less (B) the quotient of (1) the aggregate principal amount of the outstanding Loans (assuming, for such purposes, that all Tranche B Aggregate Commitments and Tranche C Aggregate Commitments unutilized at such time shall have been borrowed in full) less the principal amount of the Cash deposit made at such time, divided by (2) the Collateral Shares Price determined by the Borrower as of the release date specified by Borrower in such notice.

(d)       Borrower may, upon three (3) Business Days’ notice (or four (4) Business Days if such notice is not received by 12:00 noon on the applicable Business Day) to Administrative Agent, request the release of Collateral Shares from the Collateral Account (x) at any time during the Availability Period if Borrower has reduced the amount of the Tranche B Aggregate Commitments or the Tranche C Aggregate Commitments pursuant to the procedure described in Section 2.05(a) or (y) once prior to the date that is thirty (30) days (or such later period as the Lenders may agree) after the end of the Availability Period if during the Availability Period Borrower did not draw all of the Tranche B Aggregate Commitments and the Tranche C Aggregate Commitments (the amount of the reduction referred to in clause (x) above or the amount of Loans undrawn referred to in clause (y) above, the “Unutilized Loan”). Administrative Agent shall, following receipt of such notice, instruct Custodian to release Collateral Shares on the date specified by Borrower in such notice if (i) as of the date of such proposed release the Borrower has certified to the Administrative Agent that no Default or Event of Default has occurred and is continuing or would result from such release and (ii) the notice specifies the number of Collateral Shares requested to be released accompanied by the calculation of such amount as specified below. The number of Collateral Shares to be released will be determined by the Borrower using the following formulas (which calculations will be specified in such notice and certified to the Administrative Agent): (i) if the Collateral Shares Price determined by the Borrower as of the release date specified by Borrower in such notice is greater than the Collateral Shares Price determined by the Borrower as of the Restatement Effective Date, then the number of Collateral Shares to be released shall be (A) the principal amount of the Unutilized Loan divided by (B) the Collateral Shares Price determined by the Borrower as of the Restatement Effective Date or (ii) if the Collateral Shares Price determined by the Borrower as of the release date specified by Borrower in such notice is equal to or less than the Collateral Shares Price determined by the Borrower as of the Restatement Effective Date, then the number of Collateral Shares to be released shall be the result (which shall be deemed to be zero if it is a negative number) of (A) the total number of Collateral Shares pledged as Collateral pursuant to the Pledge Agreement at such time less (B) the quotient of (1) the aggregate principal amount of the outstanding Loans, divided by (2) the Collateral Shares Price determined by the Borrower as of the release date specified by Borrower in such notice.

(e)       Borrower may, upon three (3) Business Days’ notice (or four (4) Business Days if such notice is not received by 12:00 noon on the applicable Business Day) to Administrative Agent, request the release of Collateral Shares from the Collateral Account in connection with a prepayment of the Loans pursuant to Section 2.05(b), and Administrative Agent shall, following receipt of such notice, instruct Custodian to release such Collateral Shares on the date specified by Borrower in such request if (i) as of the date of such proposed release the Borrower has certified to the Administrative Agent that no Default or Event of Default has occurred and is continuing or would result from such release, (ii) Administrative Agent receives such prepayment simultaneously or prior to the release of the relevant number of Collateral Shares, and (iii) the notice specifies the number of Collateral Shares requested to be released accompanied by the calculation of such amount as specified below. The number of Collateral Shares to be released will be determined by the Borrower using the following formulas (which calculations will be specified in such notice and certified to the Administrative Agent): (i) if the Collateral Shares Price determined by the Borrower as of the release date specified by Borrower in such notice is greater than the Collateral Shares Price determined by the Borrower as of the Restatement Effective Date, then the number of Collateral Shares to be released shall be (A) the principal amount of the Loans prepaid at such time pursuant to Section 2.05(b) divided by (B) the Collateral Shares Price determined by the Borrower as of the Restatement Effective Date or (ii) if the Collateral Shares Price determined by the Borrower as of the release date specified by Borrower in such notice is equal to or less than the Collateral Shares Price determined by the Borrower as of the Restatement Effective Date, then the number of Collateral Shares to be released shall be the result (which shall be deemed to be zero if it is a negative number) of (A) the total number of Collateral Shares pledged as Collateral pursuant to the Pledge Agreement at such time less (B) the quotient of (1) the aggregate principal amount of the outstanding Loans (assuming, for such purposes, that all Tranche B Aggregate Commitments and Tranche C Aggregate Commitments unutilized at such time shall have been borrowed in full), divided by (2) the Collateral Shares Price determined by the Borrower as of the release date specified by Borrower in such notice.

(f)        If the Deferred Conditions Satisfaction Date has occurred (which, for the purposes of this clause (f) excludes the condition in Section 3.01(a)(vii) but only if such condition remains unsatisfied as of the end of the maximum period provided for in Section 3.03 for the satisfaction of the Deferred Conditions (it being understood that if the minority shareholders of Fulghum Fibres Chile S.A. have delivered a written notice to

Borrower indicating their refusal to consent to Fulghum Fibres, Inc.’s pledge of its shares, the requirement to wait until the end of the maximum period in the foregoing clause will be waived)) Borrower may, upon three (3) Business Days’ notice (or four (4) Business Days if such notice is not received by 12:00 noon on the applicable Business Day) to Administrative Agent, request the release from the Collateral Account of Collateral Shares constituting the Required Supplemental Collateral Shares Amount, and Administrative Agent shall, following receipt of such notice, instruct Custodian to release such Collateral Shares on the date specified by Borrower in such request if (i) as of the date of such proposed release the Borrower has certified to the Administrative Agent that no Default or Event of Default has occurred and is continuing or would result from such release and that the Deferred Conditions Satisfaction Date has occurred, and (ii) the notice specifies the number of Collateral Shares requested to be released and such number shall be an amount equal to the Required Supplemental Collateral Shares Amount. The parties hereto acknowledge and agree that any release of the Required Supplemental Collateral Shares Amount (i) shall be deemed to constitute new value provided to or for the benefit of the Borrower at the time of such release and (ii) is intended by the parties hereto to be a contemporaneous exchange of new value on account of the occurrence of the Deferred Conditions Satisfaction Date.

(g)        Notwithstanding anything to the contrary contained in this Agreement, no Collateral Shares constituting the Required Supplemental Collateral Shares Amount shall be released pursuant to subsections (a) through (e) of this Section 2.16.

ARTICLE III.

CONDITIONS PRECEDENT

3.01      Conditions Precedent to the Restatement Effective Date.   This Agreement will become effective on the Restatement Effective Date subject to the satisfaction or waiver by the Lenders of each of the following conditions precedent:

(a)        Administrative Agent shall have received each of the following documents, each duly executed by each party thereto, each dated the Restatement Effective Date and each in form and substance satisfactory to Administrative Agent and each Lender:

(i)        this Agreement;

(ii)       the Guaranty Agreement;

(iii)      the Pledge Agreement, including, without limitation, all UCC-1 or UCC-3 financing statement(s) required in connection therewith;

(iv)      the Issuer Acknowledgment;

(v)       the Pledge Agreement (Other Equity), including, without limitation, all UCC-1 or UCC-3 financing statement(s) required in connection therewith;

(vi)       the Canadian Pledge Agreement, including, without limitation, all PPSA financing statement(s) required in connection therewith;

(vii)      the Chilean Pledge Agreement, including, without limitation, all filings required in connection therewith to perfect the Liens created thereby;

(viii)     the Luxembourg Pledge Agreement, including, without limitation, all filings required in connection therewith to perfect the Liens created thereby;

(ix)       each Group Entity Acknowledgment;

(x)        the Security Agreement, including, without limitation, all UCC-1 financing statements required in connection therewith;

(xi)       the Canadian Security Agreement, including, without limitation, all PPSA financing statements required in connection therewith;

(xii)      the Luxembourg Account Pledge Agreement, including, without limitation, all filings required in connection therewith to perfect the Liens created thereby;

(xiii)     each account control agreement required to perfect a security interest created by the Security Agreement in the deposit accounts of the applicable Loan Parties;

(xiv)     the Perfection Certificate, executed and delivered by a duly authorized officer of the applicable Loan Parties;

(xv)      the BMO Intercreditor Agreement;

(xvi)     a certificate of a Responsible Officer of each Loan Party certifying copies of (A) the Constituent Documents (including any amendments or supplements thereto) of such Loan Party, (B) the resolutions authorizing and approving the execution, delivery and performance by such Loan Party of the Loan Documents to which such Loan Party is a party, and (C) all documents evidencing all other necessary company action, governmental approvals and third-party consents, if any, for such Loan Party with respect to each Loan Document;

(xvii)    a certificate of a Responsible Officer of each Loan Party certifying the names and true signatures of the Responsible Officers of such Loan Party authorized to sign each Loan Document to which such Loan Party is a party;

(xviii)   a certificate from the chief financial officer or chief executive officer of the Parent Guarantor, certifying on behalf of Parent Guarantor, Borrower, Rentech Development Corporation, Rentech WP U.S. Inc., RTK WP

Holdings, ULC, RTK WP Canada, ULC, RTK WP2 Holdings, ULC, RTK WP2 Canada, ULC and Fulghum Fibres, Inc. (collectively, the “Certifying Loan Parties”) that, on and as of the Funding Date, and after giving effect to the transactions contemplated hereby and the Liens created pursuant hereto, (A) the present fair value of each Certifying Loan Party’s assets exceeds the total amount of such Certifying Loan Party’s liabilities (including, without limitation, contingent liabilities), (B) each Certifying Loan Party has capital and assets sufficient to carry on its businesses, (C) each Certifying Loan Party is not engaged and is not contemplating engagement in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction, (D) no Certifying Loan Party intends to incur or believes that it will incur debts beyond its ability to pay as they become due and (E) no Certifying Loan Party will be rendered insolvent by the execution, delivery and performance of the Loan Documents to which it is a party or by the consummation of the transactions contemplated by the Loan Documents;

(xix)    certificates evidencing (i) the good standing of each Loan Party in its jurisdiction of formation and (ii) the qualification of such Loan Party to do business in each jurisdiction in which it is required to so qualify, in each case, dated a date not earlier than ten (10) Business Days prior to the Restatement Effective Date;

(xx)     an opinion of New York counsel and counsel in each other jurisdiction (including Chile, Colorado, Georgia, Luxembourg and British Columbia) in which a Loan Party is organized covering the following matters, as applicable: legal existence and good standing, power, authorization and execution, capacity, enforceability, non-contravention (corporate, contractual and legal), governmental approval, compliance with margin regulations and the Investment Company Act, and creation and perfection of the liens and security interests created by the Security Documents and by the Preferred Equity Documents;

(xxi)     for each Loan Party, the results of recent tax, judgment, UCC and other Lien searches with respect to such Loan Party in each jurisdiction in which a Loan Party is organized or is doing business;

(xxii)    a certificate from the chief financial officer or chief executive officer of the Parent Guarantor certifying as to the schedules attached thereto showing the Loan Expenditure Categories, the Specified Exceptions, and the Tranche C Loan Assumptions;

(xxiii)   any certificates representing the pledged Equity Interests referred to in any Security Document accompanied by undated stock or equity transfer powers executed in blank, and any instruments evidencing Debt owed to a Loan Party required to be delivered by any Security Document; and

(xxiv)   a certificate from a Responsible Officer of Parent Guarantor attaching thereto all material documentation and all amendments or modifications thereto (or a copy thereof on a CD-ROM) relating to all Debt permitted by Section 8(d) of the Guaranty Agreement and certifying that all such documentation is true, correct and complete.

(b)       The Collateral Account shall be in existence and Administrative Agent shall have received evidence that (i) 10,682,247 units of Underlying Equity (the “Required Collateral Shares Amount”) are held in and credited to the Collateral Account and (ii) 3,114,439 units of Underlying Equity (the “Required Supplemental Collateral Shares Amount”) are held in and credited to the Collateral Account.

(c)       Administrative Agent shall have received a certificate of a Responsible Officer of Parent Guarantor (together with other evidence satisfactory to the Lenders) certifying that (i) each Preferred Equity Document specified in the definition thereof as being executed and delivered on the Restatement Effective Date shall have been executed and delivered and is in full force and effect as of the Restatement Effective Date, (ii) the liens and security interests created by the Preferred Equity Documents remain perfected on the collateral specified therein, (iii) all documents required to be executed and delivered as a condition to the effectiveness of each Preferred Equity Document referred to in clause (i) have been executed and delivered, and (iv) each other Preferred Equity Document is in full force and effect as of the Restatement Effective Date.

(d)       Administrative Agent shall have received evidence that units of Underlying Equity equal to the Required Collateral Shares Amount (as defined in the Put Pledge Agreement) are held in and credited to the accounts of Put Pledgor established and maintained by Custodian.

(e)       All fees required to be paid on or before the Restatement Effective Date, including, without limitation, the Agency Fee and fees and expenses of counsel to Administrative Agent and Lenders, shall have been paid.

(f)        Borrower shall have provided each Lender with a completed and executed Form G-3 issued by the Federal Reserve System.

(g)       Administrative Agent shall have received a 2015 annual consolidated budget for Parent Guarantor and its Subsidiaries.

(h)       Administrative Agent shall have received (i) a pro forma consolidated balance sheet for Parent Guarantor and a pro forma balance sheet for Borrower, each as of December 31, 2014 and each after giving effect to the transactions contemplated hereby and by the Preferred Equity Documents, which balance sheets shall have been prepared in good faith by Parent Guarantor and Borrower, as applicable, and shall not be materially inconsistent with the forecasts previously provided to Administrative Agent and (ii) the Rolling Cash Flow Statement for the four calendar month period beginning with the calendar month in which Restatement Effective Date occurs.

(i)       Each of the representations and warranties contained in Article IV herein and in the other Loan Documents shall be true and correct on and as of the Restatement Effective Date.

(j)       No event shall have occurred which constitutes a Default or an Event of Default.

(k)      Since the Original Closing Date, and except for the Specified Exceptions, no event or condition shall have occurred or resulted in, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Effect.

(l)       The Administrative Agent shall have received evidence in form and substance reasonably satisfactory to the Required Lenders that all of the insurance-related requirements of Section 5(q) of the Security Agreement and Section 5(q) of the Canadian Security Agreement, as applicable, shall have been satisfied.

3.02     Conditions Precedent to Each Tranche B Loan and Each Tranche C Loan. The obligation of each Lender to make any Tranche B Loan or Tranche C Loan hereunder on any Funding Date is subject to the satisfaction of each of the following conditions precedent:

(a)      The Restatement Effective Date shall have occurred.

(b)      Administrative Agent shall have received a Loan Notice (and all supporting documentation referred to in Section 2.02) complying with the requirements of this Agreement and in form and substance satisfactory to the Required Lenders.

(c)      All fees required to be paid on or before such Funding Date, including, without limitation, fees and expenses of counsel to Administrative Agent and Lenders, shall have been paid.

(d)      Each of the representations and warranties contained in Article IV herein and in the other Loan Documents shall be true and correct on and as of such Funding Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(e)      No event shall have occurred, or would result from such Loan or from the application of the proceeds therefrom, which constitutes a Default or an Event of Default.

(f)       Since the Original Closing Date, and except for the Specified Exceptions, no event or condition shall have occurred or resulted in, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Effect.

(g)      The Required Lenders shall have expressly approved (which approval shall not be unreasonably withheld) the making of such Tranche B Loan or Tranche C Loan; provided that no such approval shall be required for borrowing Tranche B Loans or Tranche C Loans the proceeds of which, after taking into account all other available funding and projected sources and uses of cash (with such projections to be reasonably agreed by Borrower and the Required Lenders), in each case, as set forth in the Rolling Cash Flow Statement most recently delivered hereunder, are required, and are projected to be adequate, to provide Parent Guarantor with funds needed to pay required debt service and other expenses through the first anniversary of the Restatement Effective Date.

3.03     Certain Deferred Conditions.  Notwithstanding Section 3.01 above, but subject to the terms of this Section 3.03, the Administrative Agent and the Lenders are willing to conditionally and temporarily waive the satisfaction of the conditions (the “Deferred Conditions”) set forth on Schedule III for purposes of allowing the Restatement Effective Date to occur. Such waiver is given in consideration of the agreement by the Borrower (for itself and the other Loan Parties) to satisfy each of the Deferred Conditions to the satisfaction of the Administrative Agent and the Required Lenders on or before March 3, 2015. The Borrower agrees that the failure of a Deferred Condition to be satisfied (or waived by the Required Lenders) by March 3, 2015 shall be an Event of Default; provided that (i) if Borrower has been making commercially reasonable efforts to satisfy any Deferred Conditions which have not been satisfied by March 3, 2015 (the “Outstanding Condition”) and the Outstanding Condition is, in the opinion of the Required Lenders, likely to be satisfied within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to satisfy such Outstanding Condition and the failure to satisfy the Outstanding Condition prior to the expiration of such agreed-upon period shall not be deemed an Event of Default and (ii) so long as the Borrower has made commercially reasonable efforts to satisfy Section 3.01(a)(vii), including obtaining consent of any relevant third parties, the Borrower’s inability to meet such Deferred Condition shall not be deemed an Event of Default.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

4.01     Representations and Warranties of Borrower.    Borrower represents and warrants to each Lender Party that:

(a)       Borrower (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed and where, in each case, failure so to qualify and be in good standing could have a Material Adverse Effect, and (iii) has all requisite company power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

(b)       The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which it is a party (when delivered) and the grant by Borrower of the security interest contemplated hereby with respect to any Collateral are within its company powers, have been duly authorized by all necessary company action, and do not (i) contravene Borrower’s Constituent Documents, (ii) contravene any contractual restriction binding on it or require any consent under any material agreement or instrument to which it is a party or by which any of its properties or assets is bound, (iii) result in or require the creation or imposition of any Liens upon any property or assets of Borrower other than Permitted Liens, or (iv) violate any Law (including, but not limited to, the Securities Act of 1933 and the Exchange Act and the regulations thereunder) or writ, judgment, injunction, determination or award.

(c)       Except for any filings specifically provided for in any Security Document to which Borrower is a party, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption or waiver by, any Governmental Authority or any other third party (except as have been obtained or made and are in full force and effect), is required to authorize, or is required in connection with, (i) the execution, delivery and performance by Borrower of any Loan Document to which it is a party, (ii) the legality, validity, binding effect or enforceability of any Loan Document, or (iii) the creation, validity or perfection of the Liens created by the Security Documents.

(d)       Borrower is in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(e)       This Agreement and the other Loan Documents to which Borrower is a party are and will be legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms in all respects.

(f)        No Default or Event of Default has occurred and is continuing, or would result after giving effect to the borrowing of any Loan.

(g)       Borrower has not incurred any Debt, other than Debt permitted by Section 5.02(a).

(h)       Since the Original Closing Date and except for the Specified Exceptions, no event or condition has resulted in, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Effect.

(i)        There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their properties or revenues that (i) could reasonably be expected to have a Material Adverse Effect or (ii) purport to affect the legality, validity or enforceability of this Agreement, the Pledge Agreement, any other Loan Document, or that involves a substantial likelihood of prohibiting, restricting, delaying or otherwise materially affecting the performance of any of the Loan Documents or the making or repayment of the Loans.

(j)        Borrower is not required to register as an “investment company” as such term is defined in the United States Investment Company Act of 1940.

(k)       The execution, delivery and performance by Borrower of the Loan Documents does not violate Regulation T, Regulation U or Regulation X.

(l)        Borrower owns all of its assets free and clear of Liens, other than Permitted Liens. Borrower has not made any registrations, filings or recordations in any jurisdiction evidencing a security interest in any of its assets including, but not limited to, the filing of a register of mortgages, charges and other encumbrances or filings of UCC-1 financing statements, other than with respect to Permitted Liens.

(m)      Borrower has filed all U.S. federal and state income tax returns and all other tax returns which are required to be filed by it in all jurisdictions and has paid all taxes, assessments, claims, governmental charges or levies imposed on it or its properties, except where the failure to file such tax returns or pay such taxes or other amounts could not reasonably be expected to have a Material Adverse Effect or for taxes contested in good faith by appropriate proceedings diligently conducted and as to which adequate reserves have been provided in accordance with GAAP. Borrower has not entered into an agreement or waiver or been requested in writing to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of Borrower and is not aware of any circumstances that would cause the taxable years or other taxable periods of Borrower not to be subject to the normally applicable statute of limitations, except as would not reasonably be expected to have a Material Adverse Effect.

(n)       (i) The present fair value of Borrower’s assets exceeds the total amount of Borrower’s liabilities (including, without limitation, contingent liabilities), (ii) Borrower has capital and assets sufficient to carry on its businesses, (iii) Borrower is not engaged and is not contemplating engagement in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction and (iv) Borrower does not intend to incur or believe that it will incur debts beyond its ability to pay as they become due. Borrower will not be rendered insolvent by the execution, delivery and performance of documents relating to this Agreement or by the consummation of the transactions contemplated under this Agreement.

(o)       The Collateral Shares are (i) registered in the name of The Depository Trust Company’s nominee, (ii) maintained in the form of book entries on the books of The Depository Trust Company, and (iii) allowed to be settled through The Depository

Trust Company’s regular book-entry settlement services. Borrower’s “holding period” under Rule 144 for the Collateral Shares began, and Borrower paid the full purchase price of the Collateral Shares, at least one year prior to the Restatement Effective Date.

(p)       In the hands of any Lender Party exercising its rights under the Loan Documents, neither the Collateral Shares nor any other Collateral is subject to any lock-up agreement, voting agreement or similar contractual restrictions (other than the applicable restrictions under the Loan Documents), other than the provisions of Section 10.1 of the Partnership Agreement applicable to transfers of record ownership of the Underlying Equity on the books of Issuer.

(q)       Borrower has complied with its reporting obligations with respect to the Underlying Equity and the Loan Documents under Sections 13 and 16 of the Exchange Act and applicable securities laws of any other jurisdiction, including any required filings with the SEC.

(r)       Borrower has not engaged in or entered into any transaction prohibited under Section 2.15.

(s)       Neither Borrower nor any of its assets, properties or revenues has any right of immunity on the grounds of sovereignty or otherwise from jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the Law of any jurisdiction.

(t)       The Loans are made with full recourse to Borrower and constitute direct, general, unconditional and unsubordinated Debt of Borrower and rank pari passu or senior to all other Debt of Borrower. This Agreement is entered into by Borrower in good faith and at arm’s length and is a bona fide loan transaction. This Agreement is not entered into with an expectation that Borrower would default in its obligations hereunder. Each Lien created under the Security Documents is a bona fide pledge to secure the Obligations, and the Loan Documents are not entered into by any Loan Party with the intent of facilitating a disposition of the Collateral Shares.

(u)       All written information provided with respect to Borrower and its Affiliates (including Issuer) by or on behalf of Borrower to Administrative Agent or any Lender in connection with the negotiation, execution and delivery of this Agreement and the other Loan Documents or the transactions contemplated hereby and thereby including, but not limited to, any financial statements of Borrower and its Subsidiaries provided to Administrative Agent, was or will be, on or as of the applicable date of provision thereof, when taken as a whole, complete and correct in all material respects and did not (or will not) contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading in light of the time and circumstances under which such statements were made.

(v)       Each material agreement to which Borrower is a party is in full force and effect, and Borrower is not in default under any provision of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement or instrument to which Borrower is a party or by which Borrower or any of its properties or assets is bound which could reasonably be expected to result in a Material Adverse Effect.

(w)      All licenses, permits, approvals, concessions or other authorizations necessary to the conduct of the business of Borrower have been duly obtained and are in full force and effect, except where the failure to obtain and maintain any of the foregoing could not reasonably be expected to result in a Material Adverse Effect. There are no restrictions or requirements which limit Borrower’s ability to lawfully conduct its business or perform its obligations under this Agreement or any other Loan Document.

(x)       All financial statements concerning Borrower, Parent Guarantor or any Affiliates thereof which have been or will hereafter be furnished by or on behalf of Borrower or Parent Guarantor to Administrative Agent pursuant to the Loan Documents have been or will be prepared in accordance with GAAP consistently applied and do or will, in all material respects, present fairly the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.

(y)       On the Restatement Effective Date, Borrower has no Subsidiaries other than those listed on Schedule II.

(z)       (i) Except as could not reasonably be expected to result in a Material Adverse Effect, (A) each Plan has been maintained in compliance with the applicable provisions of the Internal Revenue Code and ERISA; (B) no ERISA Event has occurred or is reasonably expected to occur; and (C) as of the most recent valuation date, the present value of all accumulated benefits under each Pension Plan (based on the assumptions used for purposes of Accounting Standards Codification No. 715: Compensation-Retirement Benefits) do not exceed the fair market value of the assets of such Pension Plan allocable to such accrued benefits; and (ii) the underlying assets of Borrower do not constitute Plan Assets.

(aa)     Borrower is not engaged in any business other than as described in its Constituent Documents.

(bb)     On the Restatement Effective Date, the aggregate amount of Underlying Equity beneficially owned by Borrower and Put Pledgor is 23,250,000 units and the percentages of the Underlying Equity such Persons beneficially own (out of all outstanding Underlying Equity) is 59.8%.

(cc)     (i) The proceeds of the Tranche A Loans were used by Borrower prior to the Restatement Effective Date solely (x) to fund the acquisition and development of wood pellet and wood fiber businesses and assets at least 90% of the income of which will be qualifying income within the meaning of Section 7704(d) of the Internal Revenue Code, (y) to pay fees and expenses in connection with the transactions contemplated by the Original Credit Agreement, and (z) for general corporate purposes.

(ii) The proceeds of the Tranche B Loans will be used by Borrower and Parent Guarantor solely (x) to fund the costs and expenses incurred by Borrower and Parent Guarantor to complete construction and commissioning of the Ontario Pellets Facilities, provided that (I) no more than $25,000,000 of such Tranche B Loan proceeds may be used for such purpose without the prior written consent of the Required Lenders (the foregoing, the “Ontario Pellets Construction Funding”) and (II) a portion of such Tranche B Loans not exceeding $5,000,000 may be paid to and retained by Parent Guarantor to reimburse itself for prior capital contributions made by it for construction and commissioning of the Ontario Pellets Facilities if Borrower delivers to Administrative Agent a certificate of the chief financial officer of Borrower satisfactory to the Required Lenders certifying that such amounts represent prior unreimbursed capital contributions together with supporting documentation to that effect of the type described in Section 2.02(a)(v), (y) to fund operating losses at the Ontario Pellets Entities during the ramp-up of the Ontario Pellets Facilities from initial production to nameplate capacity, provided that no more than $5,000,000 of such Tranche B Loan proceeds may be used for such purpose without the prior written consent of the Required Lenders, and (z) to fund working capital requirements of the Ontario Pellets Entities, provided that no more than $15,000,000 of such Tranche B Loan proceeds may be used for such purpose without the prior written consent of the Required Lenders (the “Ontario Pellets Working Capital Funding”).

(iii) The proceeds of the Tranche C Loans will be used by Borrower and Parent Guarantor solely to fund (x) only in the event the ammonia converter owned by Rentech Nitrogen, LLC fails during the Availability Period, the cash shortfall attributable to distributions made by Issuer to Parent Guarantor and its Subsidiaries that are lower than the budgeted amounts specified in the Tranche C Loan Assumptions resulting from the cost of repairs to the ammonia converter and related reductions in cash flows as compared to the budget for Rentech Nitrogen, LLC, provided that the amount of such Tranche C Loan proceeds used for such purpose shall not exceed the lesser of such shortfall and $13,000,000 and (y) only in the event that cash distributions made by Issuer to Parent Guarantor and its Subsidiaries for any fiscal quarter occurring during the fiscal year ending December 31, 2015 are more than 5% less than the budgeted amounts specified in the Tranche C Loan Assumptions for such fiscal quarter, and such shortfall is due primarily to any combination of lower product prices and higher raw material prices (other than raw material prices which have been locked in through advance purchase or hedging transactions), such cash shortfall provided that the amount of such Tranche C Loan proceeds used for such purpose shall not exceed the lesser of such shortfall and $5,000,000; provided further that, the determinations made pursuant to clauses (x) and (y), shall be based upon the assumptions set forth in the Tranche C Loan Assumptions.

(iv)       The proceeds of any Loan will not be used for any purpose that results in a violation of Regulation T, Regulation U or Regulation X.

(dd)      (i)       None of the Loan Parties and none of their respective Subsidiaries are, and to Borrower’s knowledge none of their respective Affiliates are, in violation of any requirement of Law relating to terrorism or money laundering (collectively, “AML Laws”), including, but not limited to, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), the Patriot Act, and any other enabling legislation or executive order relating thereto, and other federal, state, local or foreign laws relating to “know your customer” and antimony laundering rules and regulations.

(ii)       None of the Loan Parties, none of their respective Subsidiaries and, to Borrower’s knowledge, none of their respective Affiliates and no broker or other agent of any Loan Party acting in any capacity in connection with the Loan Documents is any of the following: (A) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order or any other applicable OFAC regulation; (B) a Person owned or controlled by, or acting on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order or any other applicable OFAC regulation; (C) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any applicable AML Law; (D) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order or other applicable OFAC regulations; or (E) a Person that is named as a “specially designated national” or “blocked person” on the most current list published by OFAC at its official website, currently available at www.treas.gov/offices/enforcement/ofac/ or any replacement website or other replacement official publication of such list.

(iii)      None of the Loan Parties, none of their respective Subsidiaries and, to Borrower’s knowledge, none of their respective Affiliates and no broker or other agent of any Loan Party acting in any capacity in connection with the Facility (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clause (ii) above, (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or other applicable OFAC regulations, or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any applicable AML Law.

(iv)      No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official governmental capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of any applicable Laws.

If any Loan Party acquires or forms any Subsidiary, each of the foregoing representations and warranties referring to any Subsidiary of a Loan Party shall be thereafter deemed modified to cover, on a prospective basis, the Loan Parties and their respective Subsidiaries (including such Loan Party’s newly acquired or formed Subsidiary), mutatis mutandis.

ARTICLE V.

COVENANTS OF BORROWER

5.01      Affirmative Covenants.    So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, Borrower shall:

(a)        Existence. Preserve and maintain its existence and material rights and franchises.

(b)        Reporting Requirements. Furnish to Administrative Agent or cause to be furnished to Administrative Agent:

(i)        (A)       as soon as available, but in any event no later than forty-five (45) days after the end of the first three Fiscal Quarters of each calendar year, (x) the unaudited balance sheet of Borrower as of the end of such calendar quarter, (y) the most recent account statements of Borrower with respect to each asset owned by Borrower, and (z) a certificate of a Responsible Officer of Borrower certifying (1) that such balance sheet fairly presents the financial condition of Borrower in accordance with GAAP, (2) that such account statements are true, correct and complete and that Borrower has no other assets other than those evidenced by such account statements, and (3) that Borrower has no Debt other than under the Loan Documents;

(B)       as soon as available, but in any event no later than ninety (90) days after the end of each calendar year, (x) the unaudited balance sheet of Borrower as of the end of such calendar year, (y) the most recent account statements of Borrower with respect to each asset owned by Borrower, and (z) a certificate of a Responsible Officer of Borrower certifying (1) that such balance sheet fairly presents the financial condition of Borrower in accordance with GAAP, (2) that such account statements are true, correct and complete and that Borrower has no other assets other than those evidenced by such account statements, and (3) that Borrower has no Debt other than under the Loan Documents;

(ii)       (A)       as soon as available, but in any event no later than forty-five (45) days after the end of the first three Fiscal Quarters of each calendar year, (x) the unaudited balance sheet of each of the Ontario Pellets Entities as of the end of such Fiscal Quarter, and (y) a certificate of a Responsible Officer of each Ontario Pellets Entity certifying (1) that such balance sheets fairly present the financial condition of the Ontario Pellets Entities in accordance with GAAP,

(2) the amount of all borrowings made pursuant to any Ontario Pellets Working Capital Credit Facility during such Fiscal Quarter and that all prepayments required therefrom pursuant to Section 2.05(d), if any, have been made, and (3) to the extent applicable, the amount of the Ontario Pellets Excess Cash Flow for such Fiscal Quarter and that all prepayments required therefrom pursuant to Section 2.05(e), if any, have been made;

(B)       as soon as available, but in any event no later than ninety (90) days after the end of each calendar year, (x) the unaudited balance sheet of each of the Ontario Pellets Entities as of the end of such calendar year and (y) a certificate of a Responsible Officer of each Ontario Pellets Entity certifying (1) that such balance sheets fairly present the financial condition of the Ontario Pellets Entities in accordance with GAAP, (2) the amount of all borrowings made pursuant to any Ontario Pellets Working Capital Credit Facility during the last Fiscal Quarter of each calendar year and that all prepayments required therefrom pursuant to Section 2.05(d), if any, have been made, and (3) to the extent applicable, the amount of the Ontario Pellets Excess Cash Flow for the last Fiscal Quarter of such calendar year and that all prepayments required therefrom pursuant to Section 2.05(e), if any, have been made;

(iii)       concurrently with such distributions, copies of all financial reports distributed by or on behalf of Borrower to all of its shareholders, if any;

(iv)       no later than thirty (30) days after the start of each calendar year, a consolidated budget for Parent Guarantor and its Subsidiaries for such calendar year;

(v)        no later than twenty five (25) days after the last day of each calendar month, a report comparing the actual receipts and expenditures by Parent Guarantor and its Subsidiaries through the last day of such calendar month with the receipts and expenditures shown for such period in the consolidated budget for such calendar year provided by Borrower pursuant to clause (iv) above.

(vi)       within twenty five days (25) after the last day of each calendar month occurring after the Restatement Effective Date, the Rolling Cash Flow Statement prepared as of such date;

(vii)       promptly, and in any event within two (2) Business Days after receipt thereof by Borrower or any Affiliate of Borrower, copies of each notice or other correspondence received from the SEC concerning any investigation or possible investigation or other similar inquiry by such agency regarding any Loan Party (for the avoidance of doubt, routine trading inquiries not involving any Loan Party shall not be covered by this clause (vii));

(viii)     as soon as possible and in any event within two (2) Business Days after Borrower obtains actual knowledge of the occurrence of (A) any Event of Default or Default, (B) any actual or threatened litigation which, if adversely determined to Borrower, could reasonably be expected to result in a Material Adverse Effect, and (C) any event which could reasonably be expected to result in a Material Adverse Effect, in each case, a statement of a Responsible Officer of Borrower setting forth the details thereof and the action which Borrower has taken and proposes to take with respect thereto;

(ix)      as soon as possible and in any event within two (2) Business Days after Borrower obtains actual knowledge of the occurrence thereof, notice of any Change of Control;

(x)        as soon as possible and in any event within two (2) Business Days after Borrower obtains actual knowledge of the occurrence of any of the following, notice thereof: (I) Unrestricted Cash is less than $10,000,000; and (II) Unrestricted Cash is less than $5,000,000;

(xi)      copies of all general communications delivered by Parent Guarantor to all shareholders of Parent Guarantor within two (2) Business Days of the day such communications were first delivered to such shareholders or filed with the SEC;

(xii)      promptly after request therefor, such other business and financial information respecting the condition or operations, financial or otherwise, of Borrower as Administrative Agent may from time to time reasonably request; and

(xiii)     promptly but in any event within twenty (20) days after Borrower knows, or has reason to know, that any ERISA Event has occurred or will occur.

Borrower shall use commercially reasonable efforts to not provide any MNPI in any document or notice required to be delivered pursuant to, or in connection with, this Agreement or any other Loan Document to any Lender Party. Borrower acknowledges and agrees that if any Lender Party or any of its Affiliates, acting in such capacities in connection with the Facility, received from Borrower or any of its Affiliates any such MNPI, such Lender Party or Affiliate may disclose such MNPI publicly in connection with any foreclosure.

Borrower hereby acknowledges that the Lender Parties acting in their respective capacities in connection with this Agreement and any other Loan Document as such do not wish to receive MNPI. Borrower hereby agrees that upon provision of any materials or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”), Borrower shall be deemed to (x) have represented that such Borrower Materials contain no MNPI and (y) have authorized each Lender Party to treat such Borrower Materials as not containing any MNPI; provided, however, that (i) to the extent such Borrower Materials constitute Information, they shall be treated as set forth in

Section 8.12 and (ii) to the extent such Borrower Materials contains MNPI, Borrower shall so notify the Lender Parties. Each Lender Party acknowledges that Borrower may withhold information otherwise required to be delivered pursuant to any Loan Document to the extent Borrower believed in good faith that such information constitutes MNPI, and Borrower shall not be deemed to have failed to comply with any requirement to deliver such information.

Documents required to be delivered pursuant to clauses (i) and (ii) above may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed in Section 8.02; provided that: (i) if Administrative Agent so requests, Borrower shall deliver paper copies of such documents to Administrative Agent until a written request to cease delivering paper copies is given by Administrative Agent and (ii) Borrower shall notify (which may be by facsimile or electronic mail) Administrative Agent of the posting of any such documents. For the avoidance of doubt, Borrower may deliver any documents via facsimile or electronic mail in accordance with Section 8.02.

(c)      Payment of Obligations.   Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including: (i) all material taxes, assessments, claims and governmental charges or levies imposed upon it or upon its property; provided, however, that Borrower shall not be required to pay or discharge any such tax, assessment, claim or charge that is being diligently contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; and (ii) all lawful claims which, if unpaid, would become a Lien on its property.

(d)      Inspection Rights.   At any reasonable time during normal business hours and upon reasonable prior notice, from time to time permit any Lender Party or any agent or representative thereof (in each case, subject to Section 8.12) to (i) visit and inspect the properties of Borrower and discuss the affairs, finances, assets and accounts of Borrower with any of Borrower’s officers, directors or other representatives and (ii) discuss the affairs, finances, assets and accounts of Borrower with Borrower’s independent certified public accountants and to examine and make copies of and abstracts from their records and books of account, all at the expense of Borrower; provided, however, that after the occurrence of an Event of Default, any Lender Party (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice.

(e)      Keeping of Books.    Keep proper books of record and account as are necessary to prepare financial statements in accordance with GAAP.

(f)       Compliance with Laws.   Comply with all disclosure / filing requirements of applicable Law associated with entering into the Facility and comply with all other requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to result in a Material Adverse Effect.

(g)      AML Laws.    Carry out its business in compliance with, and direct its Affiliates (including Issuer) to carry out their businesses to enable Borrower to comply with, each of the representations and warranties under Section 4.01(dd).

(h)      Separate Corporate Existence.    (i) Maintain all accounts separate from the accounts of any Affiliate (including Issuer) of Borrower, and ensure that the funds of Borrower will not be diverted to any other Person, nor will such funds be commingled with the funds of any Affiliate (including Issuer) or any shareholder of Borrower, (ii) ensure that, to the extent it shares the same officers, employees, vendors or facilities as any of its partners or Affiliates (including Issuer), the material expenses related hereto shall be fairly allocated among such entities, (iii) enter into all material transactions with any of its Affiliates (including Issuer) only on an arm’s length basis, (iv) conduct its affairs strictly in accordance with the Constituent Documents of Borrower, and observe all necessary, appropriate and customary corporate formalities, including, but not limited to, passing all resolutions or consents to the extent necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts, and (v) not assume or guarantee any of the liabilities of its Affiliates (including Issuer) or any of its shareholders or any Affiliate thereof.

(i)       Dividends Received.   Cause all dividends, distributions and proceeds received in respect of the Collateral Shares, whether in cash, securities or other property, to be promptly deposited into the Collateral Account and applied in accordance with the Loan Documents.

(j)        Further Assurance.  Upon the request of Administrative Agent, it shall execute or deliver any additional agreements, documents and instruments, and take such further actions as may be reasonably requested by Administrative Agent from time to time, to assure Administrative Agent is perfected with a first priority Lien on the Collateral or to carry out the provisions and purposes of the Loan Documents.

(k)      Use of Proceeds.   Use the proceeds of the Loans solely for the purposes set forth in Section 4.01(cc), and until utilized for such purposes retain the proceeds of such Loans in a deposit account in which the Collateral Agent has a perfected first priority security interest created pursuant to an account control agreement in form and substance satisfactory to the Required Lenders.

5.02     Negative Covenants.    So long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, Borrower shall not, directly or indirectly:

(a)      Additional Debt.   Create, incur, assume or suffer to exist any Debt, other than Debt created under this Agreement.

(b)       Liens.   Create, incur, assume or suffer to exist any Lien upon any of its assets except for Permitted Liens or Liens granted pursuant to a Permitted Transaction.

(c)       Restricted Transactions.      Enter into any transactions prohibited by Section 2.15.

(d)       Mergers, Etc.    Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of, whether in one transaction or in a series of transactions, all or substantially all of the property and assets (whether now owned or hereafter acquired) of Borrower to any Person.

(e)       No New Business.    Engage in any activity other than (i) holding the Underlying Equity, and activities incidental thereto or otherwise contemplated herein, (ii) performing its obligations under the Loan Documents and the transactions contemplated hereby or thereby and (iii) entering into and performing its obligations under any transaction constituting a Permitted Transaction. Borrower will remain principally engaged in the business described in the Constituent Documents delivered to Administrative Agent prior to the Restatement Effective Date and shall not, directly or indirectly, engage in any business other than as described in such Constituent Documents.

(f)       No Amendment of Constituent Documents, Etc.    (i) Consent to any amendment, supplement or other modification of any of the terms or provisions of its Constituent Documents that could reasonably be expected to have an adverse effect on Borrower or Lenders or (ii) except to the extent required by law or Issuer to maintain its tax, regulatory and organizational status, as set forth in Section 4.7 of the Partnership Agreement, permit Issuer GP to consent to any amendment, supplement or other modification of any of the terms or provisions of the Constituent Documents of Issuer that could reasonably be expected to have a material adverse effect on the Collateral (as defined in the Pledge Agreement).

(g)         Restricted Payments.    (i) Declare or make, or agree to pay or make, directly or indirectly, any Restricted Payments with respect to Borrower, or incur any obligation to do so other than, so long as no Event of Default has occurred and is continuing or would result therefrom, Restricted Payments of assets and properties not held as Collateral under the Loan Documents, or (ii) permit Issuer GP to authorize any action by Issuer to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payments utilizing the proceeds of any incurrence of Debt if, after giving effect to such Restricted Payments, the amount of Restricted Payments made by Issuer on or after the Original Closing Date, directly or indirectly, utilizing the proceeds of any incurrence of Debt shall exceed $25,000,000.

(h)       Loans and Investments. Lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person (other than to Issuer in the ordinary course of business).

(i)        Disposition of Assets.    Dispose of any asset, other than as expressly permitted hereunder or pursuant to a Permitted Transaction.

(j)        Transactions with Affiliates.   Enter into any transaction with or make any payment or transfer to any Affiliate (including Issuer) of Borrower, except in the ordinary course of business and upon fair and reasonable terms no less favorable to such Person than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of Borrower.

(k)        Investment Company. Become an “investment company,” as such term is defined in the United States Investment Company Act of 1940.

(l)        Formation of Subsidiaries. Form, create, organize, incorporate or acquire any direct Subsidiaries, other than those in existence as of the date hereof and listed on Schedule II.

(m)      ERISA.   (i) Establish any new Pension Plan; or (ii) without the approval of all Lenders, take any action that would cause its underlying assets to constitute Plan Assets.

(n)      Compliance with Margin Regulations. Take any action with respect to the Loan Documents that would result in a violation of Regulation T, Regulation U, or Regulation X.

ARTICLE VI.

EVENTS OF DEFAULT

6.01     Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)       Borrower shall fail to pay when due (i) any of the outstanding principal of any Loan, (ii) the amounts required to be prepaid pursuant to Section 2.05, if any, (iii) accrued interest on any Loan and such failure continues for three (3) Business Days, or (iv) other amounts or fees owing pursuant to any of the Loan Documents and such failure continues for ten (10) days; or

(b)       (i) Borrower shall fail to provide Administrative Agent with the reports required to be delivered under Section 5.01(b) on the date required for such delivery or (ii) Parent Guarantor shall fail to provide Administrative Agent with the reports required to be delivered under Section 7(b) of the Guaranty Agreement on the date required for such delivery; and in each case, such failure shall continue for five (5) Business Days; or

(c)       (i) Borrower shall fail to perform or observe any term, covenant, or agreement contained in (A) Section 5.01(a), (B) Section 5.02 that is not capable of being cured, (C) Section 4(b) of the Pledge Agreement that is not capable of being cured; (D) Section 4(b) of the Pledge Agreement (Other Equity) or Canadian Pledge Agreement that is not capable of being cured; or (E) Sections 5(a), 5(h), 5(q), or 5(t) of the Security Agreement or the Canadian Security Agreement that is not capable of being cured; (ii) Issuer shall fail to perform or observe any term, covenant, or agreement contained in the Issuer Acknowledgment in any material respect; (iii) any applicable Group Entity shall fail to perform or observe any term, covenant, or agreement contained in the applicable Group Entity Acknowledgment; or (iv) any Loan Party party to the Guaranty Agreement shall fail to perform or observe any term, covenant, or agreement contained in (x) Section 7(a) of the Guaranty Agreement or (y) Section 8 of the Guaranty Agreement that is not capable of being cured; or

(d)       Any Loan Party shall fail to perform or observe any other term, covenant or agreement in this Agreement or any other Loan Document (not specified in clauses (a) to (c) above) to which such Loan Party is a party, and such failure continues for ten (10) Business Days; or

(e)       any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (or in any respect with respect to any such representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language) when made or deemed made; or

(f)        (i) any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; (ii) any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or (iii) any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(g)       (i) any Group Entity (other than an Issuer Entity) (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt (other than Debt owed hereunder and Debt under Swap Agreements) and the aggregate outstanding principal amount for or in respect of all such Debts (including undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) is more than $1,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event, in the case of clauses (A) and (B), is to cause, or to permit the holder or holders of such Debt or the beneficiary or beneficiaries of such Guaranty (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity, or such Guaranty to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Agreement an Early Termination Date (as defined in such Swap Agreement ) resulting from (A) any event of default under such Swap Agreement as to which any Group Entity (other than an Issuer Entity) is the Defaulting Party (as defined in such Swap Agreement) or (B) any Termination Event (as so defined) under such Swap Agreement as to which any Group Entity (other than an Issuer Entity) is an Affected Party (as so defined) and, in either event, the swap termination value owed by any Group Entity (other than an Issuer Entity) as a result thereof under all such Swap Agreements is greater than $1,000,000; or

(h)       (i) any Group Entity becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any Group Entity and is not released, vacated or fully bonded within 60 days after its issue or levy; (iii) any Group Entity institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (iv) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of any Group Entity and the appointment continues undischarged or unstayed for sixty (60) calendar days; (v) any proceeding under any Debtor Relief Law relating to any Group Entity or to all or any material part of its property is instituted without the consent of such Group Entity and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or (vi) any Group Entity shall take any action to authorize any of the actions set forth above in this Section 6.01(h); or

(i)        there is entered against any Group Entity (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $5,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(j)        any Lender Party ceases to have a first priority perfected Lien in any Collateral or any Loan Party contests in any manner the validity, perfection or priority of any Lien of any Lender Party in the Collateral; or

(k)       (i) a formal investigation that could be expected to result in a material adverse effect on any Loan Party by any Governmental Authority in connection with a specific alleged violation or breach of law by any Loan Party has been publicly announced or becomes known to the public; provided, that for the avoidance of doubt any requests for information or inquiries by any Governmental Authority that are not connected with allegations of a specific violation or breach of law by any Loan Party shall not be covered by this clause (k); (ii) commencement of an official enforcement proceeding or filing of criminal or civil charges against any Loan Party by any Governmental Authority with respect to any violation or breach, by any Loan Party, of any anti-fraud or fiduciary provisions of federal or state securities laws applicable to any Loan Party; or (iii) indictment of any principal officer of any Loan Party, acting in such officer’s capacity as such, for fraud or violation or breach of securities law, rule or regulation; or

(l)         the occurrence of a Change of Control; or

(m)      an ERISA Event shall have occurred; that results or would reasonably be expected to result in a Material Adverse Effect; or

(n)        the occurrence of an Event of Default referred to in Section 3.03;

then, and in any such event, Administrative Agent shall at the request of, or may with the consent of, Required Lenders (i) terminate the Commitments and/or declare the Loans, all accrued interest thereon, all fees and all other accrued amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Loans, all such interest and fees and all such other amounts hereunder and under the Loan Documents shall become and be forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower; provided, however, that upon the occurrence of any event in Section 6.01(h), the Commitments shall be automatically be terminated and the Loans, all accrued interest and all accrued other amounts payable, including fees, under this Agreement and under the other Loan Documents shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower; and (ii) exercise any other rights and remedies under any Loan Document, at law or in equity. Borrower will be responsible for any decrease in the value of the Collateral occurring prior to liquidation.

ARTICLE VII.

ADMINISTRATIVE AGENT

7.01     Appointment and Authority.   Each of the Lenders hereby irrevocably appoints Credit Suisse AG, Cayman Islands Branch to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower. Upon request of Administrative Agent, each Lender agrees to promptly provide Administrative Agent with such information related to a Collateral Account or any Collateral subject to the control of such Lender. The provisions of this Article are solely for the benefit of the Lender Parties, and no Loan Party shall have rights as a third party beneficiary of any of such provisions.

7.02     Rights as a Lender.   If the Person serving as Administrative Agent hereunder also acts as a Lender hereunder, it shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or other Affiliate (including Issuer) thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Lenders.

7.03     Exculpatory Provisions.

(a)        Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, Administrative Agent:

(i)       shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)      shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise, provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; or

(iii)      shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates (including Issuer) that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Neither Administrative Agent nor any of its Related Parties shall be liable for any action taken or not taken by it (i) with the consent or at the request of Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.01 and 6.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final, nonappealable judgment of a court of competent jurisdiction. Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to Administrative Agent by Borrower or a Lender.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms, conditions, or provisions set forth herein or in any of the other Loan Documents, or as to the use of the proceeds of the Loans, or as to the existence or possible existence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

7.04     Reliance by Administrative Agents.   Administrative Agent shall be entitled to rely upon, shall be fully protected in relying on and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including but not limited to any notice or certificate provided under Section 2.16 of this Agreement) including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, which by its terms must be fulfilled to the satisfaction of a Lender, Administrative Agent may presume that such condition is satisfactory to such Lender unless Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

7.05     Delegation of Duties.   Administrative Agent, without consent of or notice to any party hereto, may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more agents, sub-agents, affiliates or employees appointed by Administrative Agent. Administrative Agent and any such agents, sub-agent, affiliates or employees may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such agents, sub-agents, affiliates or employees and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

7.06     Resignation of Administrative Agent.   Administrative Agent may at any time give notice of its resignation to Lenders and Borrower. Upon receipt of any such notice of resignation, Required Lenders shall have the right, in consultation with (and so long as no Default or Event of Default then exists, with approval of) Borrower, to appoint a successor Administrative Agent. If no such successor shall have been so appointed by Required Lenders or an appointed successor does not accept such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of Lenders, appoint a successor Administrative Agent, provided that if Administrative Agent shall notify Borrower and Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that if any Collateral is then held by Administrative Agent on behalf of Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Administrative Agent as provided for above in this Section, and the retiring Administrative Agent shall take such actions as may be necessary or appropriate to transfer all Collateral held by it to the successor Administrative Agent. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VII and Section 8.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

7.07     Non-Reliance on Administrative Agent and Other Lenders.    Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, performed its own analysis and made its own decision (credit, legal and otherwise) to enter into this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to perform its own analysis and make its own decisions (credit, legal and otherwise) in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

7.08     No Other Duties.      Anything herein to the contrary notwithstanding, Administrative Agent shall not have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as Administrative Agent hereunder or thereunder.

7.09     Administrative Agent May File Proofs of Claim.   In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to Borrower, Administrative Agent (irrespective of whether the principal of any Loans shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)       to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other obligations that are owing and unpaid to Administrative Agent or any other Lender Parties under the Loan Documents and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lender Parties and Administrative Agent and their respective agents and counsel and all other amounts due Lender Parties and Administrative Agent under the Loan Documents) allowed in such judicial proceeding; and

(b)       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender Party to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lender Parties, to pay to Administrative Agent any amount due Administrative Agent under the Loan Documents.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender Party any plan of reorganization, arrangement, adjustment or composition affecting the obligations owed by Borrower hereunder or the rights of any Lender Party or to authorize Administrative Agent to vote in respect of the claim of any Lender Party in any such proceeding.

ARTICLE VIII.

MISCELLANEOUS

8.01     Amendments, Etc.   No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing and signed by Required Lenders, the applicable Lender Party and the applicable Loan Party, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)       waive any condition set forth in Article III without the written consent of each Lender;

(b)       extend or increase the Commitment of any Lender without the written consent of such Lender;

(c)       postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)       reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of Required Lenders shall be necessary to adjust the Default Rate or to waive any obligation of Borrower to pay interest at such rate;

(e)       change Section 2.14 without the written consent of each Lender;

(f)        change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g)       release a substantial portion of the Collateral or release any Guarantor from the Guaranty without the written consent of each Lender, except as permitted herein;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document.

8.02     Notices; Effectiveness; Electronic Communications.

(a)       Notices Generally.      Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)      if to Borrower or any other Loan Party, to:

    Rentech Nitrogen Holdings, Inc.

    10877 Wilshire Blvd., 10th Floor

    Los Angeles CA 90024

    Attention: Dan J. Cohrs

    Telephone: 310-571-9800

    Fax: 310-208-7165

(ii)     if to Administrative Agent, to:

    Credit Suisse AG, Cayman Islands Branch

    Eleven Madison Avenue

    New York, NY 10010

    Attention: Agency Manager

    Phone: 919-994-6369

    Fax: 212-322-2291

    Email: agency.loanops@credit-suisse.com

(iii)     if to Lenders, to the address of each Lender specified on Schedule I, with copies to:

    c/o GSO Capital Partners LP

    345 Park Avenue, 31st Floor

    New York, NY 10154

    Fax No.: (646) 455-4124 and (646) 455-4138

    E-mail: marisa.beeney@gsocap.com and

    patrick.fleury@gsocap.com

    Attention: Marisa Beeney and Patrick Fleury

    Vinson & Elkins LLP

    666 Fifth Avenue, 26th Floor

    New York, NY 10103-0040

    Attention: Michael J. Swidler

    Phone: 212-237-0020

    Email: mswidler@velaw.com

(iv)    if to any other Lender, to it at its address (or telecopier number) set forth in the Assignment and Assumption pursuant to which such Lender becomes a party hereto.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in Subsection (b) below, shall be effective as provided in such Subsection (b).

(b)        Electronic Communications.    Notices and other communications to Lenders hereunder may be delivered or furnished by electronic communication

(including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)     Change of Address, Etc.    Each of the Loan Parties and Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower and Administrative Agent. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)     Reliance by Lender Parties.    The Lender Parties shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent, each other Lender Party and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

8.03     No Waiver; Remedies.    No failure on the part of any Lender Party to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof nor shall the single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by Law. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Lender Party to any other or further action in any circumstances without notice or demand.

8.04     Costs and Expenses; Indemnification; Damage Waiver.

(a)     Costs and Expenses.  Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by any Lender Party and their Affiliates (including the reasonable fees, charges and disbursements of one counsel to Administrative Agent and one counsel to the other Lender Parties (and, if reasonably necessary, one local counsel to Administrative Agent and one local counsel to the other Lender Parties, in any relevant material jurisdiction) in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated)), (ii) all reasonable out-of-pocket expenses incurred by Administrative Agent, any Lender Party and their respective Affiliates after the Restatement Effective Date (including the reasonable fees, charges and disbursements of counsel) in connection with the administration of this Agreement and the other Loan Documents and the preparation, negotiation, execution, delivery of any amendments, modifications or waivers of the provisions hereof or thereof, and (iii) all out-of-pocket expenses incurred by Administrative Agent or any other Lender Party (including the fees, charges and disbursements of any counsel for Administrative Agent and any Lender Party), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)     Indemnification by Loan Parties.    Each Loan Party shall jointly and severally indemnify Administrative Agent (and any sub-agent thereof), each other Lender Party and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one counsel to Administrative Agent and its Related Parties and one counsel for the other Indemnitees (and, if reasonably necessary, one local counsel to Administrative Agent and its Related Parties and one local counsel to the other Indemnitees, in any relevant material jurisdiction)) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any Related Party of Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, the BMO Intercreditor Agreement, any account control agreement required in connection with this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement, the BMO Intercreditor Agreement, any account control agreement required in connection with this Agreement, and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any Related Party of Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee. This Section 8.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)     Reimbursement by Lenders.    To the extent that any Loan Party for any reason fails to indefeasibly pay any amount required under Subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of Lenders under this Subsection (c) are subject to the provisions of Section 2.12(c).

(d)     Waiver of Consequential Damages, Etc.    To the fullest extent permitted by applicable Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)     Payments.   All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)      Survival.   The agreements in this Section shall survive the resignation or replacement of Administrative Agent, the replacement of any Lender, the termination of the Facility and the repayment, satisfaction or discharge of all the other Obligations.

8.05     Payments Set Aside.   To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any other Lender Party, or Administrative Agent or any other Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the resignation or replacement of Administrative Agent, the payment in full of the Obligations and the termination of this Agreement.

8.06     Assignments and Participations.

(a)     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender. Any Lender may, with the prior written consent of Administrative Agent and Borrower (such consent not to be unreasonably withheld or delayed), assign to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates (including Issuer)) all or a portion of its rights and obligations under this Agreement (including, but not limited to, all or a portion of its Commitments or its Loans); provided, however, that (i) no consent from Administrative Agent or Borrower shall be required if a Lender assigns all or any portion of its obligations to any other Lender, Administrative Agent or any Affiliate thereof, and (ii) no consent from Borrower shall be required if an Event of Default shall have occurred and is continuing; provided further that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Administrative Agent within ten (10) Business Days after having received notice thereof. The parties to each such assignment shall execute and deliver to Administrative Agent for its acceptance an Assignment and Assumption, whereupon such assignee, to the extent of the assigned interest, shall be a “Lender” hereunder. The assignee, if it shall not be a Lender, shall deliver to Administrative Agent an administrative questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws) and all applicable tax forms. Notwithstanding the foregoing, Administrative Agent may withhold its consent to an assignment if Administrative Agent does not approve the proposed assignee.

(b)     Except in the case of an assignment to a Lender or an Affiliate of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement or if an Event of Default shall have occurred hereunder, the Commitments or Loans of the assigning Lender being assigned to such assignee pursuant to such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $5,000,000 and shall be in an integral multiple of $1,000,000, unless Administrative Agent otherwise consents.

(c)      Subject to acceptance and recording thereof by Administrative Agent, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.07, 2.08, 2.10, and 8.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (f) of this Section.

(d)     Upon its receipt of a duly completed Assignment and Assumption executed by an assignor and an assignee, an administrative questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the written consent of Administrative Agent (if required) and Borrower (if required) to such assignment and any applicable tax forms, Administrative Agent shall accept such Assignment and Assumption and promptly record the information contained therein in the Register. No assignment by a Lender shall be effective unless it has been recorded in the Register as provided in this subsection (d).

(e)     Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(f)      Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates (including Issuer)) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this

Agreement (including all or a portion of its Commitment or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 8.01 that affects such Participant. Subject to Subsection (g) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.07, 2.08 and 2.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.14 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as administrative agent) shall have no responsibility for maintaining a Participant Register.

(g)        A Participant shall not be entitled to receive any greater payment under Sections 2.07 and 2.08 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant shall not be entitled to the benefits of Section 2.08 unless such Participant agrees, for the benefit of Borrower, to comply with Section 2.08(e) as though it were a Lender (it being understood that the documentation required under Section 2.08(e) shall be delivered to the participating Lender).

(h)      Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.06 and subject to the provisions of Section 8.12, disclose to the assignee or participant or proposed assignee or participant any information relating to Borrower or any of its Affiliates (including Issuer) furnished to such Lender by or on behalf of Borrower.

(i)       Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

8.07      Governing Law; Submission to Jurisdiction.

(a)      Governing Law.   This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without giving effect to its conflict of laws provisions other than Section 5-1401 of the New York General Obligations Law.

(b)      Submission to Jurisdiction.   Borrower irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court of the Southern District of the State of New York, and all appropriate appellate courts or, if jurisdiction in such court is lacking, any New York State court of competent jurisdiction sitting in New York County (and all appropriate appellate courts), in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or the properties of either such party in the courts of any jurisdiction.

(c)      Waiver of Venue.   Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)      Service of Process.   Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 8.02(a). Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(e)     WAIVER OF JURY TRIAL.   EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.07(e).

8.08     Severability.   In case any provision in this Agreement or any other Loan Document shall be held to be invalid, illegal or unenforceable, such provision shall be severable from the rest of this Agreement or such other Loan Document, as the case may be, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.09     Counterparts; Integration; Effectiveness; Electronic Execution; Securities Contract.

(a)     Counterparts; Integration; Effectiveness.     This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)      Electronic Execution of Assignments.    The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

8.10     Survival of Representations.     All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each other Lender Party, regardless of any investigation made by Administrative Agent or any other Lender Party or on their behalf and notwithstanding that Administrative Agent or any other Lender Party may have had notice or knowledge of any Default or Event of Default at the time of making any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

8.11     Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

8.12     Confidentiality.  The terms and provisions of Sections 1, 3, 4, 5, 7 and 9 of the Confidentiality Agreement, dated December 17, 2013, by and between Parent Guarantor and GSO Capital Partners LP (the “Confidentiality Agreement”) shall apply herein, mutatis mutandis, as if set out in this Agreement in full and as if each reference therein to “GSO”, “we” or “us” were a reference to Lenders party to this Agreement on the Original Closing Date (each an “Original Lender”) and any Affiliate of an Original Lender that becomes a Lender after the Original Closing Date, and such Lenders shall have the same obligations with respect to Information (as defined therein) herein as therein, except that the term provided for under Section 7 of the Confidentiality Agreement is, for purposes of this Section 8.12, hereby extended until the first anniversary of the Original Closing Date. For the avoidance of doubt, the provisions of Sections 2, 6, 8 and 10 of the Confidentiality Agreement and the requirement to either return or destroy confidential information pursuant to Section 3 of the Confidentiality Agreement shall not apply herein nor be extended pursuant to the immediately preceding sentence.

Administrative Agent and each Lender Party that becomes party to this Agreement after the Original Closing Date (other than any Affiliate of an Original Lender), agrees to maintain the confidentiality of the Information (as defined below), except that

Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of, or any prospective assignee of, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the Loans, (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility or (iii) any administration, management or settlement service providers; (h) with the consent of Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to Administrative Agent or any of its Affiliates on a nonconfidential basis from a source other than Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any of their respective Subsidiaries relating to any Loan Party or any of their respective Subsidiaries or any of their respective businesses, other than any such information that is available to any Lender Party on a nonconfidential basis prior to disclosure by any Loan Party or any of their respective Subsidiaries; provided that, in the case of information received from any Loan Party or any of their respective Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

8.13     No Advisory or Fiduciary Relationship.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower acknowledges and agrees that: (a)(i) the services regarding this Agreement provided by Administrative Agent and the other Lender Parties are arm’s-length commercial transactions between Borrower and its Affiliates (including Issuer), on the one hand, and Administrative Agent, the other Lender Parties and their respective Affiliates, on the other hand, (ii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b)(i) Administrative Agent and each other Lender Party is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower or any of its Affiliates (including Issuer), or any other Person and (ii) Administrative Agent and the other Lender Parties have no obligation to Borrower or any of its Affiliates (including Issuer) with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) Administrative Agent, the other Lender Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates (including Issuer), and Administrative Agent and the other Lender Parties have no obligations to disclose any of such interests to Borrower or any of its Affiliates (including Issuer). To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Administrative Agent, any other Lender Party and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

8.14     Right of Setoff.   If an Event of Default shall have occurred and be continuing, Administrative Agent and each other Lender Party, and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held, and other obligations (in whatever currency) at any time owing, by Administrative Agent or any Lender Party or any such Affiliate, to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Agreement or any other Loan Document to such Administrative Agent or Lender Party or its Affiliates, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of Administrative Agent or any Lender Party different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Lender Party and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender Party or its Affiliates may have. Each Lender Party agrees to notify Borrower and Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

8.15     Headings Descriptive.   The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

8.16     USA PATRIOT Act Notice.   Each Lender Party that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender Party or Administrative Agent, as applicable, to identify Borrower in accordance with the Act. Borrower agrees to promptly provide any Lender Party or Administrative Agent with all of the information requested by such Person to the extent such Person deems such information reasonably necessary to identify Borrower in accordance with the Act.

8.17     Entire Agreement.  This Agreement and the other Loan Documents constitute the entire agreement between the parties hereto relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, between the parties hereto relating to the subject matter hereof.

8.18      Amendment and Restatement.  This Agreement amends and restates the Original Credit Agreement. All indebtedness, obligations and Liens created by the Original Credit Agreement and the other Loan Documents referred to therein that remain outstanding on the Restatement Effective Date remain outstanding and in effect and are continued by this Agreement and the other Loan Documents with such modifications as are set forth herein and therein.

[END OF TEXT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers or representatives thereunto duly authorized, as of the date first above written.

BORROWER:

RENTECH NITROGEN HOLDINGS, INC., as Borrower

By:	/s/ Colin M. Morris
Name:	Colin M. Morris
Title:	Senior Vice President and Secretary

[Additional signature pages follow]

Signature Page to Amended and Restated Term Loan Credit Agreement

LENDER:

GSO SPECIAL SITUATIONS OVERSEAS MASTER FUND LTD.
GSO SPECIAL SITUATIONS FUND LP

By: GSO Capital Partners LP, as investment advisor

By:	/s/ Marisa J. Beeney

Name:	Marisa J. Beeney

Title:	Authorized Signatory

[Additional signature pages follow]

Signature Page to Amended and Restated Term Loan Credit Agreement

LENDER:

GSO PALMETTO OPPORTUNISTIC INVESTMENT PARTNERS LP
GSO CREDIT-A PARTNERS LP
STEAMBOAT CREDIT OPPORTUNITIES MASTER FUND LP
GSO COASTLINE CREDIT PARTNERS LP
GSO CACTUS CREDIT OPPORTUNITIES FUND LP

By: GSO Capital Partners LP, as Investment Manager

By:	/s/ Marisa J. Beeney

Name:	Marisa J. Beeney

Title:	Authorized Signatory

[Additional signature pages follow]

Signature Page to Amended and Restated Term Loan Credit Agreement

LENDER:

GSO AIGUILLE DES GRANDS MONTETS FUND II LP

By: GSO Capital Partners LP as Attorney-in-Fact

By:	/s/ Marisa J. Beeney

Name:	Marisa J. Beeney

Title:	Authorized Signatory

[Additional signature pages follow]

Signature Page to Amended and Restated Term Loan Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,

as Administrative Agent

By	/s/ Christopher Day

Name:	Christopher Day

Title:	Authorized Signatory

By	/s/ Samuel Miller

Name:	Samuel Miller

Title:	Authorized Signatory

Signature Page to Amended and Restated Term Loan Credit Agreement

SCHEDULE I

LENDER INFORMATION

Lender	Tranche A Commitment	Tranche B Commitment	Tranche C Commitment	Ratable Share
GSO Special Situations Overseas Master Fund Ltd.	$13,964,090.54	$12,567,690.00	$5,027,076.00	27.9282%
GSO Special Situations Fund LP	$12,464,569.19	$11,218,095.00	$4,487,238.00	24.9291%
GSO Palmetto Opportunistic Investment Partners LP	$3,333,333.33	$3,000,015.00	$1,200,006.00	6.6667%
GSO Credit-A Partners LP	$6,989,250.74	$6,290,325.00	$2,516,130.00	13.9785%
Steamboat Credit Opportunities Master Fund LP	$1,664,881.56	$1,498,410.00	$599,364.00	3.3298%
GSO Coastline Credit Partners LP	$1,666,110.43	$1,499,490.00	$599,796.00	3.3322%
GSO Cactus Credit Opportunities Fund LP	$4,285,571.14	$3,856,995.00	$1,542,798.00	8.5711%
GSO Aiguille des Grands Montets Fund II LP	$5,632,193.07	$5,068,980.00	$2,027,592.00	11.2644%
Aggregate Commitments	$50,000,000	$45,000,000	$18,000,000	100%

Schedule I to Amended and Restated Term Loan Credit Agreement

The Lending Office for each lender is c/o GSO Capital Partners LP, 345 Park Avenue, 31st Floor, New York, NY 10154

Lender Notice Addresses:

GSO Special Situations Overseas Master Fund Ltd.

GSO Capital Partners LP

345 Park Avenue, 31st Floor

New York, NY 10154

Contact: Isabelle Pradel/Alice Taormina

Phone: (212) 503-2149/2148

Fax for Notices: (214) 459-9588

Email for Notices: 12144599588@tls.ldsprod.com and

caag.administration@bnymellon.com

GSO Special Situations Fund LP

GSO Capital Partners LP

345 Park Avenue, 31st Floor

New York, NY 10154

Contact: Isabelle Pradel/Alice Taormina

Phone: (212) 503-2149/2148

Fax for Notices: (214) 459-9592

Email for Notices: 12144599592@tls.ldsprod.com and

caag.administration@bnymellon.com

GSO Palmetto Opportunistic Investment Partners LP

GSO Palmetto Opportunistic Investment Partners LP

Alice Taormina

345 Park Avenue, 31st Floor

New York, NY 10154

Phone: (212) 503-2148

Fax: (212) 503-6961

Email: alice.taormina@gsocap.com

Fax number: 1-972-996-7811

Email: 19729967811@tls.ldsprod.com

GSO Credit-A Partners LP

GSO Credit-A Partners LP

c/o GSO Capital Partners LP

345 Park Avenue, 31st Floor

New York, NY 10154

Attn: Alice Taormina/Isabelle Pradel

Phone: (212) 503-2148/2149

Fax for Notices: (214) 919-0506

Email for Notices: 12149190506@TLS.LDSPROD.com

Steamboat Credit Opportunities Master Fund LP	Steamboat Credit Opportunities Master Fund LP c/o Bank of New York 601 Travis Street, 16th Floor Houston, Texas 77002 Attn: Scott Dubicki Email: scott.dubicki@bnymellon.com

Schedule I to Amended and Restated Term Loan Credit Agreement

Phone: 713-483-6780 Fax: 12144313658 Email for notices: 12144313658@tls.ldsprod.com
GSO Coastline Credit Partners LP

GSO Coastline Credit Partners LP

c/o Bank of New York

601 Travis Street, 16th Floor

Houston, Texas 77002

Attn: Brooke Sample

Email: brooke.sample@bnymellon.com

Phone: 713-483-6839

Fax: 12144313657

Email for notices: 12144313657@tls.ldsprod.com

GSO Cactus Credit Opportunities Fund LP	GSO Capital Partners LP 345 Park Avenue, 31st Floor New York, NY 10154 Contact (loans only): Sal Aloia Phone: 212-503- 6982 Fax for Notices: 646-455-4120 Email for Notices: sal.aloia@gsocap.com
GSO Aiguille des Grands Montets Fund II LP

GSO Aiguille des Grands Montets Fund II LP

c/o GSO Capital Partners LP

345 Park Avenue, 31st Floor

New York, NY 10154

Attn: Alice Taormina/Isabelle Pradel

Phone: (212) 503-2148/2149

Email address for notices: GSOAiguilledesGrandsMontetsFundIILP@tls.ldsprod.com

Schedule I to Amended and Restated Term Loan Credit Agreement

SCHEDULE II

SUBSIDIARIES OF BORROWER

Rentech Nitrogen GP, LLC

Rentech Nitrogen Partners, L.P.

Rentech Nitrogen Finance Corporation

Rentech Nitrogen, LLC

Rentech Nitrogen Pasadena Holdings, LLC

Rentech Nitrogen Pasadena, LLC

Schedule II to Amended and Restated Term Loan Credit Agreement

SCHEDULE III

DEFERRED CONDITIONS

Agreement Reference	Description of Item Deferred
3.01(a)(ii)	Inclusion of RTK Luxembourg WP S.A.R.L. as a Guarantor to the Guaranty Agreement
3.01(a)(vi)	Inclusion of RTK Luxembourg WP S.A.R.L. as a Pledgor to the Canadian Pledge Agreement
3.01(a)(vii)	Chilean Pledge Agreement
3.01(a)(viii)	Luxembourg Pledge Agreement
3.01(a)(ix)	Inclusion of subsidiaries to be pledged by Parent Guarantor or RTK (Luxembourg) WP S.A.R.L. as signatories to a Group Entity Acknowledgment
3.01(a)(x)	Filing of UCC-1 and PPSA financing statements, intellectual property short form agreements and granting of security interests or perfection of liens with respect to the Parent Guarantor
3.01(a)(xii)	Luxembourg Account Pledge Agreement
3.01(a)(xiii)	Deposit Account Control Agreement(s) with each of (i) BMO Harris and (ii) the Bank of Montreal
3.01(a)(xiv)	Perfection Certificate signed by RTK Luxembourg WP S.A.R.L.
3.01(a)(xv)	BMO Intercreditor Agreement
3.01(a)(xvi)	Officer’s Certificate (corporate documents, etc.) of RTK Luxembourg WP S.A.R.L.
3.01(a)(xvii)	Officer’s Certificate (incumbency) of RTK Luxembourg WP S.A.R.L.
3.01(a)(xvii)	Officer’s Certificate (solvency) of RTK Luxembourg WP S.A.R.L.
3.01(a)(xix)	Fulghum Fibres, Inc. – foreign qualification for Virginia
3.01(a)(xx)	Opinion of Chilean Counsel to Borrower

Schedule III to Amended and Restated Term Loan Credit Agreement

3.01(a)(xx)	Opinion of Luxembourg Counsel to Borrower
3.01(a)(xx)	Opinion of New York Counsel to Borrower re Events Occurring after Restatement Effective Date
3.01(a)(xx)	Opinion of Canadian Counsel to the Borrower re Events Occurring after Restatement Effective Date
3.01(a)(xxiii)	Delivery of Share Certificates, if any, and stock powers (if applicable) for equity in the following Subsidiary that is the subject of the Chilean Pledge Agreement: Fulghum Fibres Chile S.A.
3.01(a)(xxiii)	Delivery of Share Certificates, if any, and stock powers (if applicable) for equity in the following Subsidiary that is the subject of the Luxembourg Pledge Agreement: RTK Luxembourg WP S.A.R.L.
3.01(a)(xxiii)	Delivery of Share Certificates, if any, and stock powers (if applicable) for equity in the direct Subsidiaries of the Parent Guarantor that are the subject of the Pledge Agreement (Other Equity)
3.01(a)(xxiii)

Delivery of Share Certificates, if any, and stock powers (if applicable) for equity in the following Subsidiary of the Parent Guarantor that is the subject of the Canadian Pledge Agreement: RTK Canada Energy Holdings ULC

3.01(a)(xxiii)

Delivery of Share Certificates, if any, and stock powers (if applicable) for equity in each of the following Subsidiaries of RTK Luxembourg WP S.A.R.L. that is the subject of the Canadian Pledge Agreement: RTK WP Holdings, ULC, RTK WP Dev Canada, ULC, and RTK WP2 Holdings, ULC

3.01(a)(xxiii)	Delivery of the original intercompany promissory notes listed in Schedule 6 of the Perfection Certificate
3.01(l)	Delivery of evidence of insurance

Schedule III to Amended and Restated Term Loan Credit Agreement